EXHIBIT 99.3

The share exchange described in this notice involves the securities of foreign companies. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial information included in this document have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country and all of its officers and directors are residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the transaction described below, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

Notice of Convention of 50th Annual General Meeting of Shareholders

Matters concerning Agenda No.1 in the reference documents for the General Meeting of Shareholders

•	Articles of Incorporation of YAMADA HOLDINGS CO., LTD.

•	Content of the financial statements for the most recent business year (FYE March 2021) of YAMADA HOLDINGS CO., LTD.

OTSUKA KAGU, LTD.

Among the documents to be provided at the time of notice of convention of the 50th Annual General Meeting of Shareholders, the content of the Articles of Incorporation of YAMADA HOLDINGS CO., LTD. and the financial statements for the most recent business year (FYE March 2021) of YAMADA HOLDINGS CO., LTD. are provided to shareholders by publication on the Company’s website (https://www.idc-otsuka.jp/company/ir/meeting/) pursuant to the provisions of applicable laws and ordinances and Article 16 of the Company’s Articles of Incorporation.

Articles of Incorporation

(As of June 29, 2021)

YAMADA HOLDINGS CO., LTD.

Chapter I

General Provisions

Article 1. (Trade Name)

The name of the Company shall be “Kabushiki Kaisha Yamada Holdings” and in English it shall be “YAMADA HOLDINGS CO., LTD.”

Article 2. (Purpose)

The purpose of the Company shall be to engage in each of the following business activities and also to control or manage the business activities of companies engaging in the following business activities as well as foreign companies engaging in those similar to the following business activities by owning their shares or equity interests:

(1)	Sale, repair, manufacture and associated installation of electrical appliances, oil appliances, gas appliances, and air-conditioning equipment.

(2)	Sale, repair and manufacture of clocks, cameras, measuring devices, optical devices, medical devices, telecommunication devices, educational devices, office equipment, and computer equipment.

(3)

Sale and manufacturing of magnetic tapes, musical instruments, toys, furniture, books, sporting goods, leisure-related equipment, healthcare devices, auto accessories , electrical installation materials, stationary, office supplies, sundries, miscellaneous clothing goods, accessories, interior decoration goods, and precious metals/stones.

(4)	Sale and/or manufacture of products consisting of video and/or audio recorded on records, audio tapes, video tapes, video discs, etc.

(5)	Mail-order business using the Internet and other telecommunication formats.

(6)	Catalogue-based mail-order business.

(7)	Renting, wholesaling, importing and exporting of any of the products in the above items.

(8)	Purchase and sale of used wares.

(9)

Sales, manufacturing and construction, inspection, repair, maintenance services and contracting for solar power generation equipment, charging facilities , hot water/drainage facilities, air conditioning equipment, housing equipment, and their ancillary equipment.

(10)	Automobile parking business.

(11)	Cafe and restaurant business and restaurant services.

(12)	Leasing, purchase and sale, brokering, mediation, management, appraisal and consulting of real estate.

(13)	Telecommunications business stipulated by the Telecommunications Business Act, information processing services, information provision services, and Internet-related services.

(14)	Design, development, sales, after-sales support, and administration of computer systems and computer software, and technical guidance and acting representative thereof.

(15)

Design, construction, and supervision of building and equipment construction, remodeling, civil engineering, external work, water facilities work, roofing work, electrical construction, piping work, paint work, waterproofing, and interior finishing work.

(16)	Non-life insurance agency business and recruiting of life insurance subscribers.

(17)	Amusement parlor business.

(18)	Cash loan business and acting representative for introducing brokerage, guarantee, collection, and payment of cash lending and borrowing.

(19)	Securities investment, management, trading and administration and introducing brokerage thereof, credit card handling service, and general lease services.

(20)	Introducing brokerage business for financial securities.

(21)	Travel agency business and travel agency services business based on the Travel Agency Act.

(22)	Businesses for information provision, introducing brokerage and conciliation related to wedding consultation and ceremonies of coming of age, marriage, burial, and ancestral worship.

(23)	Sale and commission sale of alcoholic beverages.

(24)	Businesses related to sales, export, import, lease and maintenance of automobiles, bicycles, light-automobiles, trucks and other vehicles, and parts and accessories and the like thereof.

(25)	Sale of drugs and medicines, medicines for animals, medical implements, chemicals for chemical industry and measuring instruments, and operation of pharmacies and medical clinics.

(26)	Sale of foods, drinking water, clothing, cosmetics, pet-related goods, leather goods and tobacco.

(27)

Planning and provision of management guidance relating to businesses in each of the previous items through a merger or franchising format, as well as provision and management of products and credit risk management in each of the previous items.

(28)

Businesses for sale of specified equipment covered by public aid, lending of specified equipment covered by public aid, sale of specified equipment for preventive long-term care covered by public aid, and lending of specified equipment for preventive long-term care covered by public aid pursuant to the Long-Term Care Insurance Act.

(29)

Businesses for home-visit long-term care, outpatient day long-term care, in-home long-term care support, home-visit service for preventive long-term care, outpatient preventive long-term care, and preventive long-term care support pursuant to the Long-Term Care Insurance Act.

(30)	Private fee-charging employment placement business and worker dispatching business.

(31)	Operation and management of call centers, as well as contracting/agency and brokerage services for them.

(32)	Planning, operation and leasing of indoor and outdoor advertisements.

(33)	Planning, creation, editing and printing of various printed materials.

(34)	Electric power generation using natural and other energies and supply, trade, management and operation of electric power.

(35)	Collection, transportation, processing and reuse of waste material.

(36)	All businesses that are incidental to those mentioned in the above items.

Article 3. (Location of the Head Office)

The head office of the Company shall be located at Takasaki City, Gunma, Japan.

Article 4. (Organs)

The Company shall have, in addition to the general meeting of shareholders and Directors, the following organs:

(1)	Board of Directors

(2)	Audit& Supervisory Board Members

(3)	Audit& Supervisory Board

(4)	Independent Accountants

Article 5. (Method of Public Notice)

The method of public notices of the Company shall be electronic public notices; provided, however, that if the Company is unable to give an electronic public notice because of an accident or any other unavoidable reason, public notices of the Company may be given in “The Nikkei” newspaper.

Chapter II

Shares

Article 6. (Total Number of Shares Authorized to Be Issued)

The total number of shares authorized to be issued by the Company shall be 2,000,000,000.

Article 7. (Purchase of Treasury Shares)

The Company may, by a resolution of the Board of Directors, purchase its own shares pursuant to the provisions of Article 165, Paragraph 2 of the Companies Act.

Article 8. (Number of Shares per Share Unit)

The number of shares constituting one unit of shares of the Company shall be 100.

Article 9. (Rights Regarding Shares Less Than One Unit)

With regard to shares less than one unit, shareholders of the Company are not eligible to exercise any rights except the following:

(1)	Rights set forth in items of Article 189, Paragraph 2 of the Companies Act;

(2)	Right to make a demand pursuant to the provisions of Article 166, Paragraph 1 of the Companies Act;

(3)	Right to receive an allotment of offered shares and offered subscription rights in proportion to the number of shares held by the shareholder; and

(4)	The right to request as provided for in Article 11.

Article 10. (Share Handling Regulations)

Handling of the Company’s shares and the fees therefor shall be governed by the Share Handling Regulations established by the Board of Directors, in addition to applicable laws and regulations and these Articles of Incorporation.

Article 11. (Additional Purchase of Shares Less Than One Unit)

A shareholder of the Company who holds shares less than one unit may, as provided for in the Share Handling Regulations, request the Company to sell to the shareholder a number of shares which will, when combined with the number of shares already held by the shareholder, constitute one share unit.

Article 12. (Shareholders’ Registry Administrator)

1.	The Company shall have a shareholders’ registry administrator.

2.	The Board of Directors shall decide and give public notice of the shareholders’ registry administrator and the place of business thereof.

3.

The Company shall commission such administrator to perform all operations with regard to the Company’s shareholders’ registry and the subscription rights registry, and the Company shall not assume responsibility for any of such operations.

Article 13. (Record Date)

1.

The Company deems the shareholders with voting rights who are entered or recorded on the final shareholders’ registry as of March 31 of each year to be shareholders eligible to exercise their voting rights at the ordinary general meeting of shareholders.

2.	In addition to the preceding paragraph, the Company may, by resolution of the Board of Directors and upon giving prior public notice, temporarily designate a record date if it is necessary.

Chapter III

General Meeting of Shareholders

Article 14. (Convocation)

1.

An ordinary general meeting of shareholders of the Company shall be convened within three months from April 1 every year. An extraordinary general meeting of shareholders shall be convened whenever necessary.

2.

Except in cases provided for by laws and regulations, a Representative Director by resolution of the Board of Directors shall convene a general meeting of shareholders. If a Representative Director should meet with an incident that incapacitates such action, the convener shall be another Director chosen according to an order of selection predetermined at the Board of Directors meeting.

Article 15. (Chairperson)

The chairperson of the general meeting of shareholders shall be a Representative Director. If a Representative Director should meet with an incident that incapacitates such action, the chairperson shall be another Director chosen according to an order of selection predetermined at the Board of Directors meeting.

Article 16. (Internet Disclosure and Deemed Provision of Reference Documents of the General Meeting of Shareholders, Etc.)

When the Company convenes a general meeting of shareholders, if it discloses information that is to be stated or indicated in the reference documents of the general meeting of shareholders, business report, financial statements and/or consolidated financial statements through the Internet in accordance with the provisions prescribed by the Ordinance of the Ministry of Justice, it may be deemed that the Company has provided this information to shareholders.

Article 17. (Method for Making Resolutions)

1.

Unless otherwise provided for by laws and regulations or these Articles of Incorporation, resolutions of a general meeting of shareholders shall be made by a majority of the votes of the shareholders who are present at the meeting and entitled to exercise their votes at such meetings.

2.

Notwithstanding the provisions of the preceding paragraph, resolutions of a general meeting of shareholders as prescribed in Article 309, Paragraph 2 of the Companies Act shall be made by at least two-thirds of the votes of the shareholders present at the meeting where the shareholders holding at least one-third of the voting rights of the shareholders entitled to exercise their votes at such meetings are present.

Article 18. (Proxy Voting)

1.	Every shareholder may exercise his/her votes by having one other shareholder of the Company with voting rights act as a proxy on his/her behalf.

2.	A shareholder or a proxy must submit to the Company a document evidencing the proxy’s authority to represent at each general meeting of shareholders.

Article 19. (Minutes)

The minutes of a general meeting of shareholders shall be prepared in writing or as an electromagnetic record as provided for by laws and regulations.

Chapter IV

Directors and Board of Directors

Article 20. (Number of Directors)

The Company shall have not more than 11 Directors.

Article 21. (Method of Election)

1.	Directors shall be elected by resolution of a general meeting of shareholders.

2.

Resolutions on the election of a Director shall be made by a majority of the votes of the shareholders present at the meeting where the shareholders holding at least one-third of the voting rights of the shareholders entitled to exercise their votes at such meetings are present.

3.	Resolutions on the election of Directors shall not be conducted by cumulative voting.

Article 22. (Term of Office)

1.

The term of office of a Director shall expire at the conclusion of the ordinary general meeting of shareholders for the last business year out of the business years terminating within two years after the election of the Director.

2.	The term of office of a Director who is elected as the substitute or due to an increase in the number of Directors shall be the remaining term of office of the existing Directors.

Article 23. (Representative Director and Director with Special Titles)

1.

The Board of Directors shall, by making a resolution, appoint a Representative Director. Furthermore, additional Representative Directors may be appointed as necessary by resolution of the Board of Directors and each Representative Director shall represent the Company.

2.	The Board of Directors shall, by making a resolution, appoint one President.

Article 24. (Chairperson and Person with the Right to Convene the Board of Directors)

1.	Unless otherwise provided for by laws and regulations, a Representative Director shall convene Board of Directors meetings and act as chairperson thereof.

2.

If a Representative Director is unable to act in this capacity, one of the other Directors shall convene Board of Directors meetings and take his/her place of chairperson in the order previously determined by resolution of the Board of Directors.

Article 25. (Notice of Meeting of the Board of Directors)

1.

When convening a meeting of the Board of Directors, a notice shall be dispatched to each Director and each Audit & Supervisory Board Member at least three days before the day of the meeting; provided, however, that this period may be reduced in case of urgent needs.

2.	With the consent of all Directors and Audit & Supervisory Board Members, a meeting of the Board of Directors may be held without following the convening procedures.

Article 26. (Method of Resolution of the Board of Directors Etc.)

1.	Resolutions of the Board of Directors shall be adopted by a majority of those Directors present at the meeting where a majority of the Directors entitled to participate in the vote are present.

2.	The Company shall deem that a resolution of the Board of Directors has been made in cases where the requirements set forth in Article 370 of the Companies Act have been fulfilled.

Article 27. (Minutes of the Board of Directors)

1.

The minutes of the Board of Directors shall be prepared in writing or as an electromagnetic record as provided for by laws and regulations, on which the signatures, names and seals or electronic signatures of the Directors and the Audit & Supervisory Board Members present at the meeting shall be affixed.

2.	The minutes for resolutions prescribed in Paragraph 2 of the preceding Article shall be prepared in writing or as an electromagnetic record as provided for by laws and regulations.

Article 28. (Regulations of the Board of Directors)

Matters concerning the Board of Directors shall be governed by the Regulations of the Board of Directors established by the Board of Directors, in addition to applicable laws and regulations and these Articles of Incorporation.

Article 29. (Remuneration Etc.)

The remuneration, bonuses and other monetary benefit given by the Company to Directors as consideration for execution of their duties shall be determined by resolution of a general meeting of shareholders.

Chapter V

Audit & Supervisory Board Members and Audit & Supervisory Board

Article 30. (Number of Audit & Supervisory Board Members)

The Company shall have not more than four Audit & Supervisory Board Members.

Article 31. (Method of Election)

1.	Audit & Supervisory Board Members shall be elected by resolution of a general meeting of shareholders.

2.

Resolutions on the election of an Audit & Supervisory Board Member shall be made by a majority of the votes of the shareholders present at the meeting where the shareholders holding at least one-third of the voting rights of the shareholders entitled to exercise their votes at such meetings are present.

Article 32. (Term of Office)

1.

The term of office of an Audit & Supervisory Board Member shall expire at the conclusion of the ordinary general meeting of shareholders for the last business year out of the business years terminating within four years after the election of the Audit & Supervisory Board Member.

2.

The term of office of an Audit & Supervisory Board Member who is elected as the substitute for an Audit & Supervisory Board Member who retired from office before the expiration of the term of office shall continue until the time the term of office of the Audit & Supervisory Board Member who retired from office is to expire.

Article 33. (Full-Time Audit & Supervisory Board Member)

The Audit & Supervisory Board shall appoint full-time Audit & Supervisory Board Member(s) by its resolution.

Article 34. (Notice of Meeting of the Audit & Supervisory Board)

1.

When convening a meeting of the Audit & Supervisory Board, a notice shall be dispatched to each Audit & Supervisory Board Member at least three days before the day of the meeting; provided, however, that this period may be reduced in case of urgent needs.

2.	With the consent of all Audit & Supervisory Board Members, a meeting of the Audit & Supervisory Board may be held without following the convening procedures.

Article 35. (Method of Resolution of the Auditor & Supervisory Board)

Resolutions of the Audit & Supervisory Board shall, unless otherwise provided for by laws and regulations, be adopted by a majority of the Audit & Supervisory Board Members.

Article 36. (Minutes of the Audit & Supervisory Board)

The minutes of the Audit & Supervisory Board shall be prepared in writing or as an electromagnetic record as provided for by laws and regulations, on which the signatures, names and seals or electronic signatures of the Audit & Supervisory Board Members present at the meeting shall be affixed.

Article 37. (Regulations of the Audit & Supervisory Board)

Matters concerning the Audit & Supervisory Board shall be governed by the Regulations of the Audit & Supervisory Board established by the Audit & Supervisory Board, in addition to applicable laws and regulations and these Articles of Incorporation.

Article 38. (Remuneration Etc.)

The remuneration and other monetary benefit given by the Company to Audit & Supervisory Board Members as consideration for execution of their duties shall be determined by resolution of general meeting of shareholders.

Chapter VI

Independent Accountants

Article 39. (Method of Election)

Independent accountants shall be elected by resolution of a general meeting of shareholders.

Article 40. (Term of Office)

1.

The term of office of independent accountants shall expire at the conclusion of the ordinary general meeting of shareholders for the last business year out of the business years terminating within one year after the election of the independent accountants.

2.

Independent accountants shall be deemed to be re-elected at the ordinary general meeting of shareholders set forth in the preceding paragraph unless otherwise resolved at the relevant ordinary general meeting of shareholders.

Article 41. (Remuneration Etc.)

Remuneration etc. of independent accountants shall be determined by the Representative Director(s) upon obtaining agreement from the Audit & Supervisory Board.

Chapter VII

Accounts

Article 42. (Business Year)

The business year of the Company shall commence on April 1 of each year and end on March 31 of the following year.

Article 43. (Dividends of Surplus)

Dividends of surplus shall be distributed to the shareholders or registered pledgees of shares entered or recorded on the final shareholders’ registry as of March 31 of each year.

Article 44. (Interim Dividends)

The Company may, by resolution of the Board of Directors, distribute interim dividends to the shareholders or registered pledgees of shares entered or recorded on the final shareholders’ registry as of September 30 of each year.

Article 45. (Time Limitation for Dividends of Surplus Etc.)

1.

If dividends of surplus or interim dividends have not been received after the lapse of three full years from the date of commencement of payment thereof, the Company shall be exempt from the obligation to pay such dividends.

2.	Unreceived dividends of surplus and interim dividends shall bear no interest.

1.	These Articles of Incorporations were amended and implemented on March 1 1, 1987.

2.	These Articles of Incorporations were amended and implemented on August 16, 1988.

3.	These Articles of Incorporations were amended and implemented on August 15, 1989.

4.	These Articles of Incorporations were amended and implemented on June 27, 1991.

5.	These Articles of Incorporations were amended and implemented on June 26, 1992.

6.	These Articles of Incorporations were amended and implemented on June 29, 1994.

7.	These Articles of Incorporations were amended and implemented on June 29, 1995.

8.	These Articles of Incorporations were amended and implemented on June 27, 1996.

9.	These Articles of Incorporations were amended and implemented on June 27, 1997.

10.	These Articles of Incorporations were amended and implemented on June 29, 1998.

11.	These Articles of Incorporations were amended and implemented on June 29, 2000.

12.	These Articles of Incorporations were amended and implemented on June 28, 2001.

13.	These Articles of Incorporations were amended and implemented on June 27, 2002.

14.	These Articles of Incorporations were amended and implemented on August 5, 2002.

15.	These Articles of Incorporations were amended and implemented on June 27, 2003.

16.	These Articles of Incorporations were amended and implemented on June 29, 2004.

17.	These Articles of Incorporations were amended and implemented on June 29, 2005.

18.	These Articles of Incorporations were amended and implemented on May 10, 2006.

19.	These Articles of Incorporations were amended and implemented on June 28, 2007.

20.	These Articles of Incorporations were amended and implemented on June 27, 2008.

21.	These Articles of Incorporations were amended and implemented on June 26, 2009.

22.	These Articles of Incorporations were amended and implemented on June 29, 2010.

23.	These Articles of Incorporations were amended and implemented on June 28, 2012.

24.	These Articles of Incorporations were amended and implemented on June 27, 2013.

25.	These Articles of Incorporations were amended and implemented on October 1, 2013.

26.	These Articles of Incorporations were amended and implemented on June 27, 2014.

27.	These Articles of Incorporations were amended and implemented on June 29, 2016.

28.	These Articles of Incorporations were amended and implemented on June 26, 2020.

29.	These Articles of Incorporations were amended and implemented on October 1, 2020.

30.	These Articles of Incorporations were amended and implemented on June 29, 2021.

BUSINESS REPORT

Fiscal Year ended March 31, 2021

I. Status of the Group

(1) Review of Operations for the Fiscal Year

a. Result of the business

[On background of economies at home and abroad]

In the fiscal year under review, the Japanese economy deteriorated amid a decline in trends such as improvements in corporate earnings as well as the jobs and income environment, and significant restrictions in economic activity and consumption activities due to the impact of COVID-19. Although signs of recovery were observed in personal consumption supported by various measures taken by the government such as the special cash payments and Go To campaigns, the economic outlook remains extremely unclear with no end to COVID-19 in sight yet. Similarly, a harsh economic environment continued globally amid factors such as travel restrictions and a significant deterioration of economic activity due to the impact of COVID-19, as well as volatility in financial and capital markets.

The retail industry overall has been encountering severe business conditions amid the impacts of a more frugal mindset among consumers caused by increasingly defensive spending patterns, as well as a sharp decrease in inbound visitor demand due to COVID-19, people refraining from going out due to the declaration of a state of emergency, temporary closures of commercial facilities such as station buildings, mainly in urban areas, reduced business hours, and refraining from holding various types of events. Moreover, an increase in operating costs due to rising personnel expenses and logistics costs caused by the labor shortage has begun to emerge as a medium- to long-term challenge in Japan, where there is an aging demographic and population decline. In addition, the situation calls for innovative management looking toward the future in a manner not bound by preconceptions amid a scenario of mounting uncertainties marked by a rapidly changing environment where trends of consumption are being affected by changing lifestyles among consumers and diversifying purchasing behavior.

[On the consumer electrical appliance retail industry]

The consumer electrical appliance retail industry to which the YAMADA HOLDINGS Group (the “Group”) belongs has been favorable overall as the number of customers visiting suburban stores and e-commerce demand have increased despite a decrease in the number of customers visiting urban stores and a reactionary drop in the wake of the consumption tax hikes in the previous fiscal year and COVID-19. From a product perspective, demand for products and services related to telework, online classes, etc., which correspond to the “new way of life,” was newly created. Purchases of TVs, washing machines, refrigerators, and air conditioners were bolstered by replacement demand as well as the special cash payments. Meanwhile, the percentage of people staying at home rose due to people refraining from going out and settling into new lifestyles, pushing up demand for products that serve to spend quality time at home, to prevent infection, or reduce the burden of housework. Such products include energy-saving, highly functional, high per-unit price and large-sized products; cooking appliances; hair care and beauty appliances; air purifiers and humidifiers; and game consoles and game software, all of which continued to generate strong sales.

[On the Company’s efforts]

Against the backdrop of this situation, the Company has been carrying out measures against the spread of infection as it believes that its priority is to take the safety and security of customers and employees as well as the aspect of health into consideration to prevent the spread of COVID-19 in stores and business offices in order to fulfill its role of providing social infrastructure and its responsibilities by stably supplying daily necessities. Furthermore, the Company expanded Internet mail order services, where customers can place orders from home, and significantly expanded shopping channels. Moreover, in order to respond to structural changes in demand over the medium term, the Company restructured its stores in Shinjuku area, including closing LABI Shinjuku East Exit Store and renovating the West Exit Store and the Otsuka Kagu Shinjuku Showroom, and developed the Akihabara area.

While the special cash payments and strong demand for stay-at-home products were temporarily effective in boosting sales and profits during the current fiscal year, the most effective factors were the improvement of gross profit (rate) and the reduction of selling and administrative expenses, which have been achieved under “Management Reforms to Reinforce the Corporate Structure,” the Company’s long-term initiatives.

Specifically, our achievements include (1) contributing to profits through expansion of a wide-range of SPA products not offered by other companies, such as home electrical appliances, furniture, household goods and home-related products, (2) maximizing sales, strengthening competitiveness, and reducing costs through management tailored to regional characteristics using the branch manager system, (3) optimizing sales floor space allocation of urban stores to suit their market and trade area, and (4) operating the Company’s proprietary e-commerce business that utilizes the strengths of brick-and-mortar stores.

Net sales increased 8.7% year on year to ¥1,752,506 million as a result of a large number of customers choosing to shop in suburban areas, where the Company has many stores, despite decreases in the number of customers visiting urban stores and sales of those stores due to people refraining from going out. Due to the management reforms above, as well as the reduction of selling and administrative expenses because of reduced business hours, the restraining of advertising expenses, and improved management efficiency as a result of the transition to a holding company structure, there were significant increases, with operating profit increasing 140.2% year on year to ¥92,078 million, ordinary profit increasing 114.6% year on year to ¥98,875 million, and profit attributable to owners of parent increasing 110.5% year on year to ¥51,798 million despite recording of expenses for reform to increase the efficiency of assets with a view to the future, which includes loss from the closing of the Shinjuku East Exit Store and the Akihabara Store, in extraordinary loss.

The Company has been working on “new business lines as the industry for living infrastructure” premised on the concept of “Total-Living (Kurashi-Marugoto)” with stores that provide one-stop services that include housing-related home electrical appliances as well as housing and renovation services, furniture and home interior products, daily commodities and other products and services, and the results of those efforts are steadily taking root. In order to have these results take root further, the Company will carry out an intragroup reorganization around July 1, 2021, with an aim to further increase corporate value through “Connected Management that Leverages Group Synergies.”

[Operating Results by Segment]

(1) Electrical Business

In the Electrical Business, net sales increased 4.1% year on year to ¥1,533,591 million, and segment profit increased 162.1% year on year to ¥85,670 million.

Net sales in this business increased because customers appreciated the concept of “Total-Living (Kurashi-Marugoto),” resulting in favorable results mainly of consumer electrical appliances, as well as due to a boost in replacement demand associated with the provision of the special cash payments, similarly to the aforementioned case in “[On the consumer electrical appliance retail industry].” This segment posted increases in sales and profits due to efforts including contributing to profits through expansion of a wide-range of SPA products not offered by other companies such as home electrical appliances, furniture, household goods and home-related products, and maximizing sales, strengthening competitiveness, and reducing costs through management tailored to regional characteristics using the branch manager system, improving margin through optimal price responses using a combination of cash discounts and points by expanding and enhancing the e-commerce business centered on strong Internet mail-orders, and so on.

(2) Housing Business

In the Housing Business, net sales increased 52.5% year on year to ¥190,594 million, while segment profit increased 549.3% year on year to ¥4,957 million.

In the Housing Business, which mainly offers detached houses, orders fell once due to a decline in the number of visitors to housing exhibition sites or model houses as a result of the closure of the exhibitions and other factors following the declaration of a state of emergency in April 2020. However, orders received remained at a higher level than the previous year by attracting customers through online customer service, and so on. The increase in net sales was contributed to by the acquisition of Leohouse Co., Ltd. and Hinokiya Group Co., Ltd. (the “Hinokiya Group” hereinbelow) as consolidated subsidiaries, in addition to an increase in delivery of housing projects associated with an increase in orders received. Segment profit increased in both margin and profit amount as a result of improved margin due to cost reduction initiatives and enhanced capability to make proposals in addition to the Hinokiya Group becoming a new consolidated subsidiary. Housetec Inc., a developer and manufacturer of housing equipment such as bathroom equipment and kitchen equipment, has been able to minimize the impact of COVID-19 through the introduction of online negotiations with customers, resulting in an increase in operating profit despite a decrease in net sales.

The Housing Business is now set up for annual sales of approximately ¥300 billion as a result of those initiatives and has become the most important segment for the Company following the Electrical Business.

(3) Other businesses

In other businesses, net sales amounted to ¥89,581 million, up 58.6% year on year, and segment loss was ¥1,107 million (segment profit of ¥2,216 million in the same period of the previous fiscal year) due to the addition of OTSUKA KAGU, LTD. as a consolidated subsidiary.

[On ESG and sustainability]

The YAMADA HOLDINGS Group aims to fulfill its social responsibility as a corporate citizen and increase corporate value continuously. To this end, we have rebuilt the ESG promotion system for the entire group (by reorganizing the existing CSR Committee to the ESG/Sustainability Promotion Committee chaired by the President and Representative Director of the YAMADA HOLDINGS) to implement ESG management, which aims for both “continuous enhancement of corporate value” through the growth of each business segment and a “realization of a sustainable society” by helping to resolve social challenges. Regarding the promotion of sustainability, we are focusing on three themes established in the “Priority Initiatives for Achieving SDGs” which were announced on December 16, 2019: (1) Offer comfortable living spaces and establish social systems, (2) Foster employee growth and improve working environments, and (3) Promote a recycling-oriented society and conserve the global environment. We plan to aim for a sustainable society by pursuing those initiatives.

•	Major ESG initiatives

ESG	Major initiatives

Governance	• ESG/Sustainability Promotion Committee (reorganized from the CSR Committee)
• Rebuilt the ESG promotion system for the entire Group, chaired by the President and Representative Director
• Promote initiatives regarding climate change for the entire Group

Climate change and environment	• Support the Task Force on Climate-related Financial Disclosures (TCFD)
• Identify climate change risks and opportunities
• Enhance disclosure of information
• Initiatives of environmental resource development holdings
• Expand a self-contained, resource recycling system within the Group
• Promote a plan for a waste power generation plant (scheduled to start operation in August 2024)
• Promote initiatives relating to the environment through a “Total-Living (Kurashi-Marugoto)”
• Promote wider use of energy-saving home electrical appliances
• Energy-saving housing (such as “AQUA FOAM” insulation)
• Promote the sales of ZEH housing

Employees and workstyle (Promoting breakout sessions for penetration)	• Respect for human rights
• Dialogue with stakeholders • Internal education for human rights
• Development of talents
• Enrichment of education and training (promoting My Learning, e-JINZAI content, etc.)
• Education and penetration (development of leaders, varied development support)
• Coordination with stakeholders (career development support)
• Talent development system (talent development through an appraisal system)
• Support the success of women in the workplace (talent development for women and evaluation not dependent on gender, and nurturing opportunities for promotion)
• Create a comfortable workplace environment
• Promote the success of diverse people, understanding of disabilities, and employment for those with disabilities
• Systems that enable diverse workstyles (flex time system, work-from-home system, etc.)
• Improve diversity in workstyles through the promotion of the “Hometown employees” system — work in progress
• Support work-life balance between work and childcare/nursing care
• Health of employees
• Institutionalizing a system to promote health
• Mental health care

• Safe & secure workplace

• Health checks for workers with long working hours

• Development of health staff

[On responses toward climate change]

We believe that climate change, which has serious impacts on the earth (ecosystems) and human/corporate activities, not only gives rise to risks to the YAMADA HOLDINGS Group, but also brings new business opportunities. In the Group’s aim for sustainable growth, the “shift to a low carbon society” is an important management issue for us to deal with. The Group aims to make contributions to the international goals adopted by SDGs and the Paris Agreement, while it fulfills its mission to support the living infrastructure with the concept of “Total-Living (Kurashi-Marugoto).” We have been working together with our Group companies to achieve this in coordination with a wide range of stakeholders including the government, businesses, and industry groups. In addition, the Company recognizes the importance of climate-related financial information and supports the TCFD (our support was announced on March 31, 2021). We will work to expand the disclosure of information in line with the TCFD.

[On number of stores]

The number of consolidated retail stores, including those overseas at the end of the fiscal year under review encompassing 30 new store openings and 31 store closures, was 1,003 directly-managed stores (comprising 685 stores managed by Yamada Denki, 169 stores managed by BEST DENKI CO., LTD. and 149 stores operated by other consolidated subsidiaries). The total number of stores of the Group, including the stores managed by franchise stores, was 12,335.

[On performance summary]

As a result of the above, consolidated net sales for the fiscal year under review amounted to ¥1,752,506 million, up 8.7% year on year. Gross profit amounted to ¥521,036 million, up 13.1% year on year, operating profit totaled ¥92,078 million, up 140.2% year on year, ordinary profit was ¥98,875 million, up 114.6% year on year, and profit attributable to owners of parent was ¥51,798 million, up 110.5% year on year.

Sales of the Group by Product Category						(Millions of yen)

By fiscal year	Preceding fiscal year From April 1, 2019 (To March 31, 2020)		Fiscal year under review From April 1, 2020 (To March 31, 2021)		Change (Δ means decrease)

By category	Amount	Percentage	Amount	Percentage	Amount	Change
		%		%		%

Home electrical appliances and home information appliances	1,349,472	83.7	1,443,981	82.4	94,508	7.0

Other	262,065	16.3	308,524	17.6	46,459	17.7

Total	1,611,538	100.0	1,752,506	100.0	140,968	8.7

(Note) Consumption tax, etc. are not included.

b.	Status of capital investment

The total amount of capital investment during the consolidated fiscal year under review was 23,980 million yen, the main items of which are as follows.

The buildings and structures, tools, furniture and fixtures of YAMADA web. com Oita Head Store and other new stores are 18,618 million yen; the land, etc. of “Kaden Sumairu Kan” YAMADA Kobe Head Store and others are 4,225 million yen; and the guarantee deposits of LABI Ofuna and others are 1,136 million yen.

c.	Status of funding

Funds for equipment in the consolidated fiscal year under review were provided by the Company’s own funds and bank loans.

d.	Status of business transfer, absorption-type company split or incorporation-type company split

The Company conducted an absorption-type company split, effective October 1, 2020, whereby part of the rights and obligations that the Company held concerning the home electrical appliances and home information appliances sales business and housing-related products sales business were transferred to YAMADA DENKI CO., LTD. (its trade name changed from YAMADA DENKI BUNKATSU JUNBIGAISHA CO., LTD. on October 1, 2020).

e.	Status of acquisition of businesses of other companies

Not applicable.

f.	Status of transfer of rights and obligations concerning the business of other companies, etc. through an absorption-type merger or absorption-type company split

The Company absorbed and merged with Tanakaya Kawashima Liquor Store Co., Ltd., which was a wholly-owned subsidiary of the Company, effective April 1, 2020.

YAMADA HOMES Co., Ltd., YAMADA Leohouse Co., Ltd. (its trade name changed from Leohouse Co., Ltd. on May 14, 2020) and YAMADA REAL ESTATE CO., LTD., all of which were subsidiaries of the Company, conducted an absorption-type merger, whereby YAMADA HOMES Co., Ltd. became the surviving company, and the other two became dissolving companies on February 1, 2021.

YAMADA DENKI, CO., LTD. and Okinawa Yamada Denki Co., Ltd., all of which were subsidiaries of the Company, conducted an absorption-type merger, whereby YAMADA DENKI, CO., LTD. became the surviving company and Okinawa Yamada Denki Co., Ltd. became the dissolving company on March 1, 2021.

g.	Status of acquisition or disposition of shares or other equity or subscription rights, etc. of other companies

YAMADA HOMES Co.,LTD., which is a subsidiary of the Company, acquired all shares of Sakura Home Co. and made it a wholly-owned subsidiary, on March 2, 2020.

The Company established YAMADA DENKI BUNKATSU JUNBIGAISHA CO., LTD. (its trade name changed to YAMADA DENKI CO., LTD. on October 1, 2020), acquired all issued shares of the company and made it a consolidated subsidiary on April 1, 2020.

The Company acquired all issued shares of Leohouse Co., Ltd. (its trade name changed to YAMADA Leohouse Co., Ltd., on May 14, 2020) and made the company a consolidated subsidiary on May 14, 2020.

YAMADA HOMES Co.,LTD., which is a subsidiary of the Company, acquired shares of Shuken Co., Ltd. and made it a subsidiary on July 1, 2020.

The Company acquired 50.1% of the voting rights of Hinokiya Group Co., Ltd. through a tender offer and made the company a consolidated subsidiary on October 29, 2020.

The Company established YAMADA HOUSING HOLDINGS CO., LTD. and acquired all issued shares of the company, making it a consolidated subsidiary on February 1, 2021.

The Company conducted stock swaps with CIC Corporation, INVERSENET INC., TES Co., Ltd. and IEMAMORI CO., LTD. (its trade name changed from IEMAMORI HOLDINGS CO., LTD. on March 1, 2021), all of which are subsidiaries of the Company, and made the four companies wholly-owned subsidiaries, effective February 25, 2021.

(2) Trends in Operating Results and Assets

	Fiscal 2017	Fiscal 2018	Fiscal 2019	Fiscal 2020

Net sales (millions of yen)	1,573,873	1,600,583	1,611,538	1,752,506

Ordinary profit (millions of yen)	47,335	36,889	46,074	98,875

Profit attributable to owners of parent (millions of yen)	29,779	14,692	24,605	51,798

Basic earnings per share (yen)	36.77	18.18	28.38	62.82

Total assets (millions of yen)	1,175,568	1,184,042	1,163,494	1,252,599

Net assets (millions of yen)	588,740	591,593	645,166	672,545

(3) Status of Parent Company and Significant Subsidiaries

a. Relationship with the parent company

Not applicable.

b. Status of significant subsidiaries

Company name	Capital stock	Ratio of voting rights	Principal business description
	Millions of yen	%

YAMADA DENKI CO., LTD.	100	100.0	Home electrical appliances and home information appliances sales

Hinokiya Group Co., Ltd.	389	50.1	Housing business, real estate investment business, insulation material business, housing renovation business, etc.

Cosmos Berry’s Co., Ltd.	100	100.0	Home electrical appliances and home information appliances sales

Matsuya Denki Ltd.	100	100.0	Home electrical appliances and home information appliances sales

Seidensha Co., Ltd.	100	100.0	Home electrical appliances and home information appliances sales

Yamada Financial Co., Ltd.	50	66.0 (66.0)	Credit card business

Kyusyu Tecc Land Co., Ltd.	75	100.0	Home electrical appliances and home information appliances sales

CIC Corporation	81	100.0 (100.0)	Industrial waste treatment subcontracting service

INVERSENET INC.	100	100.0 (100.0)	Used personal computer sales

Project White Co., Ltd.	10	100.0	Home electrical appliances and home information appliances sales

Yamada Trading Co., Ltd.	50	100.0	Wholesale and sales of housing materials and household appliances

YAMADA HOMES Co., Ltd.	100	100.0 (100.0)	Contract, design and construction of detached houses, construction and sales of tract homes, etc.

Housetec Inc.	100	100.0	Manufacture and sales of housing equipment

BEST DENKI CO., LTD.	100	100.0	Home electrical appliances and home information appliances sales

YAMADA DENKI (SHENYANG) CO., LTD.	Millions of USD 198	100.0	Home electrical appliances and home information appliances sales

YAMADA DENKI (CHINA) CO., LTD.	Millions of USD 116	100.0	Investment and wholesale

e-Wellness Co., Ltd.	10	100.0	Sales of pharmaceuticals, daily necessities, etc.

YAMADA FINANCE SERVICE Co., Ltd.	500	100.0	Provision of mortgages and various types of loans

OTSUKA KAGU, Ltd.	4,581	51.7	Furniture retail (for storage, bedroom, dining room, living room, etc.)

YAMADA HOUSING HOLDINGS CO., LTD.	10	100.0	Business management of the housing business group

YAMADA Environmental Resources Development Holdings, Co., Ltd.	99	100.0	Reuse and recycling business and energy development

(Notes)	1. Figures in parentheses in the voting rights ratio indicate indirect ownership ratios and are included in the voting rights ratio.

2. The Company established YAMADA DENKI CO., LTD. (its trade name changed from YAMADA DENKI BUNKATSU JUNBIGAISHA CO., LTD. on October 1, 2020) and made it a consolidated subsidiary on April 1, 2020.

3. The Company acquired shares of Hinokiya Group Co., Ltd. during the consolidated fiscal year under review and includes Hinokiya Group Co., Ltd. and its 17 subsidiaries in the scope of consolidation on October 1, 2020, which is the deemed acquisition date.

4. Yamada Trading Co., Ltd. has been included in the scope of consolidation since the consolidated fiscal year under review due to its increased importance.

5. YAMADA HOUSING HOLDINGS CO., LTD. was established as a consolidated subsidiary on February 1, 2021.

6. Okinawa Yamada Denki Co., Ltd. was absorbed by and merged with YAMADA DENKI Co., Ltd. on March 1, 2021.

7. Y’s Select Co., Ltd. changed its trade name to e-wellness Co., Ltd. on April 1, 2021.

(4) Issues the Group will be Addressing

Looking ahead to the fiscal year ending March 31, 2022, with no end to the novel coronavirus disease (COVID-19) in sight yet, there remain concern for economic slowdown in not only Japan but also globally. Accordingly, the economic outlook is expected to continue to be unclear.

The retail industry overall is expected to remain under challenging circumstances amid factors that include store closures and reduced business hours due to the declaration of a state of emergency and semi-emergency coronavirus spread prevention measures, decreasing numbers of customers visiting stores mainly in urban areas, as well as deteriorating consumer sentiment and changing consumer behavior stemming from increasing defensive spending patterns.

In such market environment, for the fiscal year ending March 31, 2022, for the Group during which COVID-19 is unlikely to subside, keeping conditions surrounding the home electrical appliances market unclear, there is also concern for reversal of the effect of the special cash payments and strong demand for teleworking and stay-at-home products as observed during the fiscal year ended March 31, 2021. However, the Company forecasts increases in net sales when using the same standards as the previous year and in profit attributable to owners of parent by (1) targeting the opening of 30 stores with the concept of “Total-Living (Kurashi-Marugoto) ” for the year, (2) expanding the Company’s proprietary e-commerce business that utilizes the strengths of brick-and-mortar stores, (3) promoting store DX such as electronic shelf labels, (4) expanding the development of a wide-range of SPA products such as home electrical appliances, furniture and home interior products, (5) maximizing synergy among each business segment, (6) increasing sales and shares, strengthening competitiveness, and reducing costs through management further tailored to regional characteristics through a shift to the new 11 branch system from the 13 branch system, and (7) incorporating various management efficiency improvement measures of the holding company structure.

The Group will implement intragroup reorganization effective on July 1, 2021, in addition to the changes made to its management structure on April 1, 2021, with a view to further promoting the above reforms and further enhancing its corporate governance structure. Through this, we aim to accelerate proactive business activities by segment and enhance corporate value through the swift promotion of the Group’s “Total-Living (Kurashi-Marugoto) ” strategy and the initiatives for ESG/sustainability.

(5) Main Business (as of March 31, 2021)

With sales of home electrical appliances and home information appliances and sales of household-related products as its main businesses, the Group operates a great number of stores and has places of business across the country.

(6) Major Sales Offices and Plants (as of March 31, 2021)

a.	YAMADA DENKI CO., LTD.

Hokkaido	35	Saitama Prefecture	33	Shizuoka Prefecture	15	Tottori Prefecture	5	Saga Prefecture	8

Aomori Prefecture	10	Chiba Prefecture	34	Gifu Prefecture	10	Shimane Prefecture	5	Oita Prefecture	5

Akita Prefecture	11	Tokyo	40	Aichi Prefecture	30	Okayama Prefecture	15	Nagasaki Prefecture	5

Iwate Prefecture	11	Kanagawa Prefecture	37	Shiga Prefecture	8	Hiroshima Prefecture	16	Kumamoto Prefecture	4

Miyagi Prefecture	20	Niigata Prefecture	21	Osaka Prefecture	22	Yamaguchi Prefecture	14	Miyazaki Prefecture	13

Yamagata Prefecture	11	Toyama Prefecture	13	Kyoto Prefecture	8	Ehime Prefecture	8	Kagoshima Prefecture	8

Fukushima Prefecture	14	Ishikawa Prefecture	9	Hyogo Prefecture	20	Kochi Prefecture	9	Okinawa Prefecture	7

Tochigi Prefecture	16	Fukui Prefecture	6	Mie Prefecture	11	Kagawa Prefecture	9

Ibaraki Prefecture	19	Nagano Prefecture	19	Nara Prefecture	6	Tokushima Prefecture	5

Gunma Prefecture	21	Yamanashi Prefecture	6	Wakayama Prefecture	6	Fukuoka Prefecture	27	Total	685

b.	Matsuya Denki Ltd.

Hokkaido	9	Chiba Prefecture	4	Osaka Prefecture	19	Kagawa Prefecture	3	Kagoshima Prefecture	1

Iwate Prefecture	1	Tokyo	1	Kyoto Prefecture	6	Tokushima Prefecture	3

Yamagata Prefecture	1	Niigata Prefecture	1	Hyogo Prefecture	5	Kochi Prefecture	1

Fukushima Prefecture	1	Aichi Prefecture	13	Nara Prefecture	2	Fukuoka Prefecture	1

Saitama Prefecture	1	Shiga Prefecture	2	Okayama Prefecture	5	Kumamoto Prefecture	4	Total	84

c.	Seidensha Co., Ltd.

Hyogo Prefecture	7	Total	7

d.	Kyusyu Tecc Land Co., Ltd.

Fukuoka Prefecture	5	Oita Prefecture	5	Kumamoto Prefecture	7

Saga Prefecture	1	Nagasaki Prefecture	1	Kagoshima Prefecture	11	Total	30

e.	Project White Co., Ltd.

Hokkaido	1	Aichi Prefecture	1	Fukuoka Prefecture	1

Tokyo	2	Osaka Prefecture	2			Total	7

f.	Y’s Select Co., Ltd.

Tokyo	5	Total	5

g.	BEST DENKI CO., LTD. (including its consolidated subsidiaries)

Hokkaido	6	Kanagawa Prefecture	5	Okayama Prefecture	1	Saga Prefecture	9	Okinawa Prefecture	9

Iwate Prefecture	1	Nagano Prefecture	1	Yamaguchi Prefecture	4	Oita Prefecture	11	Singapore	13

Saitama Prefecture	3	Shizuoka Prefecture	1	Kagawa Prefecture	1	Nagasaki Prefecture	13	Malaysia	8

Chiba Prefecture	2	Osaka Prefecture	1	Tokushima Prefecture	1	Kumamoto Prefecture	19

Tokyo	1	Shimane Prefecture	3	Fukuoka Prefecture	47	Miyazaki Prefecture	9	Total	169

h.	OTSUKA KAGU, Ltd.

Hokkaido	1	Tokyo	5	Aichi Prefecture	1	Hyogo Prefecture	1

Chiba Prefecture	1	Kanagawa Prefecture	2	Osaka Prefecture	4	Fukuoka Prefecture	1	Total	16

(7) Status of Employees (as of March 31, 2021)

a.	Status of employees of the Group

Number of employees	Change from the end of the previous consolidated fiscal year
24,300 (9,258) persons	Increase of 4,315 people (decrease of 238 people)

(Notes)	1. The number of employees indicates the number of full-time employees and does not include part-time and contract employees, of which the annual average number is shown in parentheses.

2. The number of employees increased by 4,315 people from the previous consolidated fiscal year mainly due to making Hinokiya Group Co., Ltd. a consolidated subsidiary on October 29, 2020.

b.	Status of employees of the Company

Number of employees	Change from the end of the previous fiscal year	Average age	Average years of service
761 (217) persons	Decrease of 9,778 people (decrease of 7,492 people)	44.2 years old	10.4 years

(Notes)	1. The number of employees indicates the number of full-time employees and does not include part-time and contract employees, of which the annual average number is shown in parentheses.

2. The number of employees decreased by 9,778 from the end of the previous fiscal year due to the Company’s transition to a holding company structure.

(8) Status of Principal Lenders (as of March 31, 2021)

Lender	Amount borrowed
Mizuho Bank, Ltd.	71,318	million yen
MUFG Bank, Ltd.	40,479
Sumitomo Mitsui Banking Corporation	39,899
Mizuho Trust & Banking, Co., Ltd.	21,313
The Gunma Bank, Ltd.	10,388
THE TOWA BANK, LTD.	10,321
THE HACHIJUNI BANK, LTD.	10,282
Daishi Hokuetsu Bank, Ltd.	3,410
Saitama Resona Bank, Limited	2,694
The Musashino Bank, Ltd.	2,164

(Note)	The Hokuetsu Bank, Ltd. merged with the Daishi Bank, Ltd. on January 1, 2021 and changed its trade name to Daishi Hokuetsu Bank, Ltd.

(9) Other Important Matters concerning the Current Status of the Group

Based on the absorption-type company split agreement approved at the 43rd Ordinary General Meeting of Shareholders held on June 26, 2020, the Company adopted a holding company structure and changed its trade name to YAMADA HOLDINGS, CO., LTD. on October 1, 2020.

At a meeting of the Board of Directors held on January 18, 2021, the Company resolved to conduct an absorption-type merger, effective July 1, 2021, whereby YAMADA DENKI CO., LTD., which was a subsidiary of the Company, would become a surviving company, and seven subsidiaries of the Company—BEST DENKI CO., LTD., Kyusyu Tecc Land Co., Ltd., Project White Co., Ltd., Matsuya Denki Ltd., Seidensha Co., Ltd., Kurokawa Denki Co., Ltd. and Kato Shoji Co., Ltd.—would be dissolving companies.

II. Current Status of the Company

(1) Status of Shares (as of March 31, 2021)

a. Total number of shares authorized	2,000,000,000 (2 billion) shares

b. Total number of shares issued	966,560,272 shares

(Note) As a result of the issuance of new shares as restricted stock compensation, the total number of issued shares increased by 70,532 shares.

c. Number of shareholders	294,928

d. Major shareholders (top 10)

Name of shareholder	Number of shares owned	Percentage of shareholding
	Thousands of shares owned	%
TECC PLANNING Co., Ltd.	65,327	7.97
The Master Trust Bank of Japan, Ltd. (Trust Account)	61,085	7.45
Custody Bank of Japan, Ltd. (trust account)	45,650	5.57
Noboru Yamada	28,924	3.53
Softbank Corporation	24,200	2.95
STATE STREET BANK WEST CLIENT-TREATY 505234	20,099	2.45
The Gunma Bank, Ltd.	17,410	2.12
Shinsei Trust & Banking, Co., Ltd. ECM MF Trust Account 8299001	14,000	1.71
Custody Bank of Japan, Ltd. (trust account 7)	13,328	1.63
The Bank of New York 133972	12,808	1.56

(Notes)	1. The Company holds 146,871,000 shares of treasury stock, which are excluded from the above list of major shareholders.

2. Percentage of shareholding is calculated after deducting treasury stock.

e Status of shares delivered to Board Members of the Company as consideration for their execution of duties during the fiscal year under review

	Number of shares	Number of recipients
Directors (excluding External Directors)	70,000 shares	Seven people

(2) Status of Board Members of the Company

a	Status of Directors and Audit & Supervisory Board Members (as of March 31, 2021)

Position at the Company	Name	Responsibilities and significant concurrent positions

Representative Director and Chairperson	Noboru Yamada	Representative Director, TECC PLANNING Co., Ltd.

Representative Director, President	Tsuneo Mishima	Representative Director, YAMADA DENKI CO., LTD. Representative Director, OTSUKA KAGU, LTD.

Representative Director	Tatsuo Kobayashi	Representative Director, YAMADA DENKI CO., LTD.

Director	Atsushi Murasawa	Director, YAMADA DENKI CO., LTD. Director, OTSUKA KAGU, LTD. Representative Director, YAMADA HOUSING HOLDINGS CO., LTD.

Director	Yoshinori Ueno	Director, YAMADA DENKI CO., LTD.

Director	Megumi Kogure	Director, YAMADA DENKI CO., LTD.

Director	Akira Fukui	Director, YAMADA DENKI CO., LTD. Director, Yamada Financial Co., Ltd. Director, YAMADA FINANCE SERVICE Co., Ltd.

Director	Takayuki Fukuda	Director, YAMADA DENKI CO., LTD.

Director	Tsukasa Tokuhira	Representative Director and President, Cross Co., Ltd. Representative Director and President, Fic Limited

Director	Miki Mitsunari	Representative Director, FINEV inc. Independent Director, Funai Soken Holdings Inc. Director (part-time), Japan Accreditation Board

Full-time Audit & Supervisory Board Member	Makoto Igarashi

Audit & Supervisory Board Member, YAMADA DENKI CO., LTD.

Audit & Supervisory Board Member, YAMADA HOMES Co., Ltd.

Audit & Supervisory Board Member, Housetec Inc.

Audit & Supervisory Board Member, YAMADA FINANCE SERVICE Co., Ltd.

Audit & Supervisory Board Member, YAMADA HOUSING HOLDINGS CO., LTD.

Audit & Supervisory Board Member, TECC PLANNING Co., Ltd.

Audit & Supervisory Board Member	Jun Okamoto

Audit & Supervisory Board Member, YAMADA DENKI CO., LTD.

Audit & Supervisory Board Member, Cosmos Berry’s Co., Ltd.

Audit & Supervisory Board Member, Matsuya Denki Ltd.

Audit & Supervisory Board Member, Seidensha Co., Ltd.

Audit & Supervisory Board Member, Yamada Financial Co., Ltd.

Audit & Supervisory Board Member, Kyusyu Tecc Land Co., Ltd.

Audit & Supervisory Board Member, CIC Corporation

Audit & Supervisory Board Member, INVERSENET INC.

Audit & Supervisory Board Member, Project White Co., Ltd.

Audit & Supervisory Board Member, Yamada Trading Co., Ltd.

Audit & Supervisory Board Member, BEST DENKI CO., LTD.

Audit & Supervisory Board Member, Y’s Select Co., Ltd.

Audit & Supervisory Board Member, YAMADA FINANCE SERVICE Co., Ltd.

Audit & Supervisory Board Member, YAMADA Environmental Resources Development Holdings Co., Ltd.

Audit & Supervisory Board Member	Masamitsu Takahashi	Representative Partner of Kanata Tax Accountant Corporation Representative Director, Takahashi Tax and Management Consulting Office

Audit & Supervisory Board Member	Somuku Iimura	Representative Attorney, ITN Law Office External Director, Maruha Nichiro Corporation External Director, The Furukawa Battery Co., Ltd. External Audit & Supervisory Board Member, SANYO SHOKAI LTD.

(Notes)	1. Directors Tsukasa Tokuhira and Miki Mitsunari are External Directors.

2. Audit & Supervisory Board Members Masamitsu Takahashi and Somuku Iimura are External Audit & Supervisory Board Members.

3.  External Audit & Supervisory Board Member Masamitsu Takahashi is qualified as a certified public tax accountant and a small and medium-size enterprise management consultant and has considerable financial and accounting knowledge.

4.  The Company has designated each External Director and each External Audit & Supervisory Board Member as an Independent Officer in accordance with the provisions of the Tokyo Stock Exchange, and has registered them with the Tokyo Stock Exchange.

b.	Directors and Audit & Supervisory Board Members who retired during the fiscal year under review

Name	Date of resignation	Reason for resignation	Positions and responsibilities and significant concurrent positions at the time of resignation

Tadao Ichimiya	June 26, 2020	Expiration of term of office	Director

Mitsumasa Kuwano	June 26, 2020	Expiration of term of office	Director

Hiroyasu Iizuka	June 26, 2020	Expiration of term of office	Director

Jun Okamoto	June 26, 2020	Expiration of term of office	Director

Haruhiko Higuchi	June 26, 2020	Expiration of term of office	Director

Hiroyuki Fukuyama	June 26, 2020	Expiration of term of office	External Director

c.	Remuneration, etc., of Directors and Audit & Supervisory Board Members related to the fiscal year under review

Classification	Total amount of remuneration, etc. (Millions of yen)	Total amount of remuneration, etc. by type (millions of yen)			Number of applicable Board Members (people)
		Basic compensation	Performance- linked compensation, etc.	Non-monetary compensation, etc.
Director (of which, External Director)	705 (10)	439 (10)	– (–)	265 (–)	16 (3)
Audit & Supervisory Board Member (of which, External Audit & Supervisory Board Members)	49 (10)	49 (10)	– (–)	– (–)	4 (2)

Total (of which, External Board Members)	754 (20)	489 (20)	– (–)	265 (–)	20 (5)

(Notes)	1. The above includes six Directors who retired at the conclusion of the 43rd Ordinary General Meeting of Shareholders held on June 26, 2020.

2. The amount of remuneration, etc. for Directors does not include employee salaries for Directors who also hold an employee post.

3. Non-monetary compensation is shares of the Company which are divided into restricted stock and stock compensation-type stock options. The status of delivery in the fiscal year under review is described in “2. (1) e. Status of shares delivered to Board Members of the Company during the fiscal year under review as consideration for their execution of duties” and “1. b. Status of subscription rights delivered as consideration to be paid to Board Members of the Company for their execution of duties as of the final day of the fiscal year under review.”

4. The amount of monetary compensation for Directors was resolved to be an annual maximum of 750 million yen (excluding employee portion of salary) at the 31st Ordinary General Meeting of Shareholders held on June 27, 2008. The number of Directors at the conclusion of that General Meeting of Shareholders was 17.

In addition, apart from monetary compensation, at the 39th Ordinary General Meeting of Shareholders held on June 29, 2016, it was resolved that the annual amount of compensation for stock-based compensation stock options should not exceed 450 million yen. The number of Directors at the conclusion of that General Meeting of Shareholders was 17.

Furthermore as an addition, at the 42nd Ordinary General Meeting of Shareholders held on June 27, 2019, it was resolved that the annual amount of compensation for the granting of restricted stock would not exceed 450 million yen (excluding External Directors). The number of Directors at the conclusion of that General Meeting of Shareholders was 14.

5. The amount of monetary compensation for Audit & Supervisory Board Members was resolved to be an annual maximum of 68 million yen at the 29th Ordinary General Meeting of Shareholders held on June 29, 2006. The number of Audit & Supervisory Board Members at the conclusion of that General Meeting of Shareholders was three.

d.	Policy concerning determination on the content of remuneration, etc. for individual Directors

Remuneration, etc. for Directors of the Company is determined by the Board of Directors in accordance with the provisions within the scope of the total amount of each remuneration approved by the general meetings of shareholders, taking into consideration the degree of their contribution, the financial status and the economic situation.

Remuneration for Directors (excluding External Directors) consists of basic compensation and bonuses as short-term incentives, restricted stock compensation as a medium-term incentive, and stock compensation-type stock options as a long-term incentive. The basic compensation is determined based on comprehensive consideration of their title, job description, responsibility, corporate performance, etc. Although there are no specific criteria for achievement set for bonuses, the allocated amount is determined based on comprehensive consideration of corporate performance and evaluation of duties executed. Remuneration for External Directors and External Audit & Supervisory Board Members consists only of fixed compensation with the aim of making the function to supervise corporate management work effectively.

e.	Matters concerning External Board Members

(a)	Status of important positions held concurrently at other corporations, etc. and relationships between the Company and the relevant corporations, etc.

•

Director Tsukasa Tokuhira is representative director and president of Cross Co., Ltd. and representative director and president of Fic Limited. There are no special relationships between the Company and the corporations in which he holds positions concurrently.

•

Director Miki Mitsunari is representative director of FINEV inc., an independent director of Funai Soken Holdings Inc., and a director of Japan Accreditation Board. The Company has a business relationship with FINEV inc. for consulting services related to CSR, ESG, and SDGs, etc. of the Company. However, since the scale of the transaction with FINEV inc. accounts for less than 0.00002% of the consolidated net sales of the Company, the Company believes that the relevant business relationship is not sufficiently important to generate any special interest.

The Company has no special relationships with Funai Soken Holdings, Inc. or Japan Accreditation Board.

•

Audit & Supervisory Board Member Masamitsu Takahashi is representative partner of Kanata Tax Accountant Corporation (its trade name changed from Hikari & Co. in January 2021) and representative director of Takahashi Tax and Management Consulting Office. There are no special relationships between the Company and the corporations in which he holds positions concurrently.

•

Audit & Supervisory Board Member Somuku Iimura is representative attorney at ITN Law Office. The Company receives legal advice from him as necessary, but as the scale of the annual transaction accounts for less than 0.001% of the consolidated net sales of the Company, the Company believes that the transaction is not sufficiently important to generate any special interests. Additionally, he is an external director of Maruha Nichiro Corporation, an external director of The Furukawa Battery Co., Ltd. and an external audit & supervisory board member of SANYO SHOKAI LTD. The Company has no special relationships with Maruha Nichiro Corporation, The Furukawa Battery Co., Ltd. or SANYO SHOKAI LTD.

(b)	Major activities during the fiscal year under review

•	Attendance at meetings of the Board of Directors and the Audit & Supervisory Board

Attendance, comments made, and overview of duties performed concerning roles expected from External Directors

Director	Tsukasa Tokuhira

Tsukasa Tokuhira attended 19 of 20 meetings of the Board of Directors held during the fiscal year under review.

Based on a wealth of experience having acted as an industry leader in the distribution industry over many years, he has furnished valuable opinions and suggestions with respect to the Company’s management as an external Director.

Director	Miki Mitsunari

Since taking office on June 26, 2020, Miki Mitsunari attended all 14 meetings of the Board of Directors held during the rest of the fiscal year under review.

She has expertise in ESG management, environmental issues involving real estate, and environmental regulations in Japan and overseas. She also conducts surveys and engages in consulting activities for companies regarding their environmental business and risk management. She has furnished advice for promoting the diversity of the Board of Directors and the Group’s ESG initiatives.

Audit & Supervisory Board Member	Masamitsu Takahashi

Masamitsu Takahashi attended 19 of 20 meetings of the Board of Directors and all 12 meetings of the Audit & Supervisory Board held during the fiscal year under review.

He has furnished advice and suggestions from the viewpoint of a certified public tax accountant to ensure reasonableness and appropriateness in decision-making by the Board of Directors, as well as opinions and remarks regarding the Company’s accounting system and internal audits.

Audit & Supervisory Board Member	Somuku Iimura

Somuku Iimura attended 18 of 20 meetings of the Board of Directors and 11 of 12 meetings of the Audit & Supervisory Board held during the fiscal year under review.

He has furnished his opinions related to management from a distinct perspective based on his wealth of experience and outstanding knowledge from a fair and neutral standpoint as an attorney at law, through which he has contributed to the Company’s corporate governance and management.

f.	Overview of liability limitation agreement

Not applicable.

(3) Status of Accounting Auditor

a.	Name: KPMG AZSA LLC

b.	Amount of compensation, etc.

Amount paid
The amount of compensation, etc. to be paid by the Company to the relevant accounting auditor for the services provided in Article 2, Paragraph 1 of the Certified Public Accountants Act	95 million yen
Total amount of cash and other property benefits to be paid by the Company and its subsidiaries to the Accounting Auditor	234 million yen

(Notes)

1. Because the amounts of audit fees for audit services under the Companies Act and audit services under the Financial Instruments and Exchange Act are not clearly distinguished in the audit engagement contract between the Company and the Accounting Auditor, and it is not practically possible to categorize them, the fees and the like above are the aggregated amount of those.

2. The Audit & Supervisory Board examined whether the content of the Accounting Auditor’s audit plan, its execution of duties, basis for calculating the estimated compensation and others were appropriate, and thereupon agreed on the amount of compensation to the Accounting Auditor.

3. Some subsidiaries of the Company were audited by auditing firms other than the Accounting Auditor of the Company.

c.	Contents of non-audit services

The Company has consigned advisory services concerning application of the accounting standard for revenue recognition, and financial due diligence services as assignments to the Accounting Auditor, other than the services provided in Article 2, Paragraph 1 of the Certified Public Accountants Act.

d.	Policy regarding decisions on the dismissal or non-reappointment of an accounting auditor

In the event that an accounting auditor is hindered in executing their duties or that the Audit & Supervisory Board judges it necessary, the Audit & Supervisory Board will determine the content of a proposal for the dismissal or non-appointment of the accounting auditor to be submitted to an ordinary general meeting of shareholders.

Or, if an accounting auditor falls under any of the items of Article 340, Paragraph 1 of the Companies Act, the Audit & Supervisory Board will dismiss the accounting auditor with the unanimous consent of the Audit & Supervisory Board Members. In this case, an Audit & Supervisory Board Member elected by the Audit & Supervisory Board will report on the fact of dismissing the accounting auditor and reasons for that to the first general meeting of shareholders convened after such dismissal.

e.	Outline of liability limitation agreement

Not applicable.

Status of Subscription Rights, Etc.

a. Status of subscription rights as of the final day of the fiscal year under review

Name	Number of subscription rights	The class and number of shares that are the purpose of subscription rights	Paid-in amount for subscription rights	The amount of properties to be contributed upon exercise of subscription rights	Exercise period of subscription rights
Subscription rights for FY2013 (Issued on July 12, 2013)	3,031 units	303,100 shares of common stock (100 shares per subscription right)	No payment is required in exchange for subscription rights.	100 yen per unit (1 yen per share)	From July 13, 2013 To July 12, 2043
Subscription rights for FY2014 (Issued on July 14, 2014)	2,869 units	286,900 shares of common stock (100 shares per subscription right)	No payment is required in exchange for subscription rights.	100 yen per unit (1 yen per share)	From July 15, 2014 To July 14, 2044
Subscription Rights for FY2015 (Issued on July 13, 2015)	4,479 units	447,900 shares of common stock (100 shares per subscription right)	No payment is required in exchange for subscription rights.	100 yen per unit (1 yen per share)	From July 14, 2015 To July 13, 2045
Subscription Rights for FY2016 (Issued on July 14, 2016)	5,776 units	577,600 shares of common stock (100 shares per subscription right)	No payment is required in exchange for subscription rights.	100 yen per unit (1 yen per share)	From July 15, 2016 To July 14, 2046
Subscription Rights for FY2017 (Issued on July 14, 2017)	5,214 units	521,400 shares of common stock (100 shares per subscription right )	No payment is required in exchange for subscription rights.	100 yen per unit (1 yen per share)	From July 15, 2017 To July 14, 2047
Subscription Rights for FY2018 (Issued on July 13, 2018)	5,755 units	575,500 shares of common stock (100 shares per subscription right )	No payment is required in exchange for subscription rights.	100 yen per unit (1 yen per share)	From July 14, 2018 To July 13, 2048
Subscription rights for FY2019 (Issued on July 31, 2019)	6,756 units	675,600 shares of common stock (100 shares per subscription right )	No payment is required in exchange for subscription rights.	100 yen per unit (1 yen per share)	From August 1, 2019 To July 31, 2049
Subscription Rights for FY2020 (Issued on July 13, 2020)	4,281 units	428,100 shares of common stock (100 shares per subscription right )	No payment is required in exchange for subscription rights.	100 yen per unit (1 yen per share)	From July 14, 2020 To July 13, 2050

(Notes)	1. The conditions for exercise of the above subscription rights are as follows:

•   Holders of the subscription rights may only exercise their subscription rights in a lump sum during the above exercise period of subscription rights and only during the period from the day immediately following the day on which they lose all of their positions as a director, audit & supervisory board member, executive officer or employee of the Company and its subsidiaries to the day on which 10 days have elapsed (if the 10th day falls on a holiday, the final day will be the next business day).

2. Payment of the above paid-in amount shall be set off against compensation claims against the Company. Therefore, holders of the subscription rights may not need to pay any cash.

b.	Status of subscription rights granted as compensation to be paid to Board Members of the Company for their execution of duties as of the final day of the fiscal year under review

Name	Status of the holding by Board Members
	Director (Excluding External Directors)		External Director		Audit & Supervisory Board Member

Subscription rights for FY2013 (Issued on July 12, 2013)	Number of subscription rights Number of holders	2,066 units 2 persons	Number of subscription rights Number of holders	- unit - person	Number of subscription rights Number of holders	366 units 2 persons (Note)

Subscription rights for FY2014 (Issued on July 14, 2014)	Number of subscription rights Number of holders	2,036 units 2 persons	Number of subscription rights Number of holders	- unit - person	Number of subscription rights Number of holders	233 units 1 person (Note)

Subscription Rights for FY2015 (Issued on July 13, 2015)	Number of subscription rights Number of holders	4,011 units 2 persons	Number of subscription rights Number of holders	- unit - person	Number of subscription rights Number of holders	157 units 1 person (Note)

Subscription Rights for FY2016 (Issued on July 14, 2016)	Number of subscription rights Number of holders	4,933 units 4 persons	Number of subscription rights Number of holders	- unit - person	Number of subscription rights Number of holders	178 units 1 person (Note)

Subscription Rights for FY2017 (Issued on July 14, 2017)	Number of subscription rights Number of holders	4,552 units 4 persons	Number of subscription rights Number of holders	- unit - person	Number of subscription rights Number of holders	160 units 1 person (Note)

Subscription Rights for FY2018 (Issued on July 13, 2018)	Number of subscription rights Number of holders	5,157 units 7 persons	Number of subscription rights Number of holders	- unit - person	Number of subscription rights Number of holders	162 units 1 person (Note)

Subscription Rights for FY2019 (Issued on July 31, 2019)	Number of subscription rights Number of holders	6,116 units 7 persons	Number of subscription rights Number of holders	- unit - person	Number of subscription rights Number of holders	187 units 1 person (Note)

Subscription Rights for FY2020 (Issued on July 13, 2020)	Number of subscription rights Number of holders	4,281 units 3 persons	Number of subscription rights Number of holders	- unit - person	Number of subscription rights Number of holders	- unit - person

(Note)	It was issued when Audit & Supervisory Board Member was in the position of Director.

c.	Status of shares delivered to employees, etc. as consideration for execution of their duties during the fiscal year under review

No applicable.

System for ensuring the properness of business operations and implementation of that system

The following is a summary of the systems to ensure that the directors perform their duties in compliance with the applicable laws and the Company’s Articles of Incorporation and to ensure that all other operations by the Company are carried out in a proper manner (most recently revised on May 17, 2021).

System for ensuring the properness of business operations

1.	System for ensuring that directors and employees perform their duties in compliance with the applicable laws and regulations and the Articles of Incorporation

a	Compliance Committee

Directors in charge of compliance shall organize the Compliance Committee, which is involved in formulating corporate ethics policies and basic policy and standards on compliance with laws and regulations (compliance provisions), and establish codes of conduct on that basis requiring that directors and employees act in accordance with laws and regulations, the Articles of Incorporation and the Company’s employment rules and other internal rules.

Education to directors and employees shall be provided to ensure thorough implementation in this regard led by the Compliance Committee. These initiatives are reported on a regular basis to the Board of Directors and the Audit & Supervisory Board.

b	Establishment of the ESG/Sustainability Promotion Committee

The Company shall establish the ESG/Sustainability Promotion Committee, in full recognition of the significance of corporate social responsibility, as a means of putting ESG and Sustainability Promotion-focused management into practice as part of the management policy. The CSR Committee shall pursue initiatives based on the Code of Conduct and Code of CSR Ethics in areas that include compliance, labor, customer satisfaction, local communities, recourse recycling, and environmental issues and the progress status shall be confirmed at each sectional meeting.

c	Whistle-blowing system

Upon becoming aware of incidents involving the performance of duties by the Company’s directors and employees that are questionable in terms of laws and regulations, individuals regardless of their position shall report such matters directly to the organizational contact set up to receive internal reports, pursuant to the Regulations on Protecting Whistleblowers. The Compliance Committee shall endeavor to make the existence of the whistle-blowing system known.

d	Audit Office

The Audit Office shall operate independently of the Company’s operating divisions. It shall perform internal audits on legal compliance of individual sectors and audits encompassing areas such as, information security management systems (ISMS), information systems, information security and personal information protection. It shall also audit work processes and other operations of individual sectors, and take steps to uncover and prevent improprieties and to improve processes.

2.	System for storage and control of information concerning the directors’ performance of their duties

a	Manager in charge of information storage and management

With respect to the storage and management of information pertaining to the directors’ performance of duties, the Company shall store the documents set forth below (including electro and magnetic records thereof) along with related materials under the responsibility of the director in charge of general affairs and in accordance with the Company’s Regulations on Document Management and Handling.

i.	Minutes of General Meetings of Shareholders

ii.	Minutes of meetings of the Board of Directors

iii.	Financial statements

iv.	Internal circulars for managerial decision (ringi-sho)

v.	Minutes of meetings of respective committees

vi.	Documents otherwise designated in the Company’s Regulations on Document Management and Handling

b	Amendments to the Regulations on Document Management and Handling

Approval of the Board of Directors shall be obtained when amending the Regulations on Document Management and Handling.

c

The Company shall develop regulations related to protection of personal information and management of trade secrets, and store and manage personal information and important trade secrets in an appropriate and safe manner.

3.	Regulations on management of risk of loss and other systems

a	Risk Management Basic Regulations

The director in charge of risk management shall organize the Risk Management Committee and formulate the Risk Management Basic Regulations. Accordingly, the committee shall categorize risks in the regulations and establish specific risk management systems.

b	Crisis management system in the event of disaster

The director in charge of risk management shall prepare a disaster response measures manual and develop crisis management system in accordance with the manual. The director in charge of risk management shall endeavor to make details of the manual known and provide education regarding disaster response.

4.	System to ensure that directors perform their duties efficiently

When making decisions on allocating duties of directors and conferring segregations of duties and authority of individual sectors, the Board of Directors (or the representative directors) shall be careful not to make decisions that would result in bloated back-office operations, overlapping administrative sectors, intertwined areas of authority or would otherwise significantly impede efficiency.

5.	System for ensuring the properness of business operations of the Group consisting of the Company, its parent company and its subsidiaries

a

The Company shall establish a system in which the directors of the Company shall each oversee the management and performance of subsidiaries under their respective control and ensure the properness of such business operations.

b

The Company’s subsidiaries shall execute their business operations in accordance with basic agreements for operating companies and internal regulations of the respective subsidiaries, and such agreements and regulations shall be reviewed as needed.

c

To achieve optimal performance and budget management of its subsidiaries, the Company shall hold monthly sectional meetings for each segment operating company for managing subsidiaries’ overall performance and budgets on the basis of medium-term business plans and annual budgets, and furthermore hold sectional meetings with its principal subsidiaries as appropriate.

d	When deemed necessary, the Audit Office may conduct audits related to business operations of subsidiaries.

6.	System for reporting to the Company on matters pertaining to performance of duties by subsidiaries’ directors, etc.

a

The Company shall stipulate the procedures and content of reporting to the Company from subsidiaries in basic agreements for operating companies and provide appropriate guidance and advice on matters reported, while respecting the autonomy of subsidiary management.

b

The Company shall ensure the properness of subsidiary business operations by receiving reports on the status of subsidiary management and financial position at meetings of the Executive Officers or monthly sectional meetings for each business segment.

7.	Regulations on management of risk of loss of subsidiaries and other systems

a	The Company shall make its Risk Management Basic Regulations thoroughly known to its subsidiaries.

b	The Company shall receive weekly risk management and compliance status reports from all of its subsidiaries, by receiving checklists for monitoring compliance.

c	Each subsidiary of the Company shall establish basic policies on risk management.

d

In the event that a Director of the Company receives a report on risk of loss from a subsidiary under their respective control, it shall investigate the relevant facts in the case and report the matter to the director in charge of risk management.

8.	System for ensuring that subsidiaries’ directors, etc. perform their duties efficiently

a

The Company’s Board of Directors shall formulate medium-term business plans, medium- to long-term business strategy in which subsidiaries are involved, and coordinate with subsidiaries in establishing key management goals based on such plans and strategies, and making progress in that regard.

b

The Company shall stipulate procedures in its basic agreements for operating companies with respect to individual matters for approval involving its subsidiaries, and take steps to streamline decision-making in that regard.

9.	System for ensuring that subsidiaries’ directors, etc. and employees perform their duties in compliance with the applicable laws and regulations and the Articles of Incorporation

a	The Company shall verify the status of subsidiaries’ operations using weekly checklists for monitoring compliance, and report such outcomes to the Compliance Committee as necessary.

b

The Company’s whistle-blowing system shall also be used by its subsidiaries to prevent violations of laws and regulations and the Articles of Incorporation. The Company shall receive reports regarding the status of any disciplinary action taken on the basis of violations of laws and regulations or the Articles of Incorporation.

c

In order to perform audits on the appropriateness of the execution of duties by directors and employees in coordination with Audit & Supervisory Board members of a subsidiary, directors, Audit & Supervisory Board members or employees of the Company may concurrently serve as Audit & Supervisory Board members of a subsidiary.

10.

System regarding employees to assist duties of Audit & Supervisory Board members when the Audit & Supervisory Board members request to assign such employees, and matters regarding the independence of such employees from the directors

a	Assigning an employee to act as an audit assistant

When an Audit & Supervisory Board member requests directors that an employee be assigned as an audit assistant to assist in his or her duties, the directors shall make the necessary organizational changes and personnel rotations upon consulting with the Audit & Supervisory Board member.

b	Duties of an audit assistant

Audit assistants shall be formally posted as assistant to Audit & Supervisory Board member and assist with duties of Audit & Supervisory Board members and Audit & Supervisory Board operations as instructed and ordered.

c	Independence of an audit assistant

i.

An audit assistant shall work under the instructions and orders of an Audit & Supervisory Board member, and as such is not subject to the instructions or orders of directors or any person positioned as his or her superior or the like in the organization unit to which the audit assistant belongs.

ii.	In performing their tasks, audit assistants may gather all information necessary for the audit.

iii.

Consent of the relevant Audit & Supervisory Board member must be obtained for matters involving personnel rotations (this includes consent for the transfer destination in case of personnel transfer), personnel evaluation and disciplinary action of an audit assistant.

11.	Matters regarding ensuring effectiveness of Audit & Supervisory Board members’ instructions to employees to assist them in their duties

a	Supervisory authority

Audit & Supervisory Board Members may instruct audit assistants as necessary for conducting audit work, and audit assistants shall have the authority to conduct necessary investigations based on such instructions.

b	Cooperative framework

When an audit assistant concurrently serves as an employee of another department, priority must be given to the employee’s duties pertaining to the Audit & Supervisory Board member. Moreover, superiors of the other department with which the employee concurrently serves, and directors, must provide support as necessary upon request with respect to performance of such duties.

12.	System for directors and employees to report to Audit & Supervisory Board members and the system concerning other reports to Audit & Supervisory Board members

a	Directors’ obligation to report

A director must promptly report to an Audit & Supervisory Board member with respect to any discovery of an incident where work performed by another director or an employee is in violation of laws and regulations, or threatens to cause significant damage to the Company.

b	Employees’ right to report

An employee may report to an Audit & Supervisory Board member with respect to any discovery of an incident where work performed by a director or another employee is in violation of laws and regulations, or threatens to cause significant damage to the Company.

c	Internal reporting

The organizational contact set up to receive internal reports shall report matters involving the status of internal reporting to an Audit & Supervisory Board member.

13.

System for reporting to Audit & Supervisory Board members by the following in subsidiaries: directors, accounting advisors, audit & supervisory board members, executive officers, executive members, persons executing duties set forth in Article 598, Paragraph 1 of the Companies Act, persons equivalent to such persons, and employees, or persons who receive reports from the foregoing persons

a

Directors and employees of a subsidiary shall immediately report to the director of the Company, in charge of the subsidiary under its respective control, if they discover an incident that significantly damages the subsidiary or threatens to do so, or otherwise if they discover a material incident involving violation of laws and regulations, the articles of incorporation or internal regulations within the subsidiary.

b

With respect to matters involving reports received from directors of subsidiaries, any matters that Directors are to report to Audit & Supervisory Board members of the Company shall be those determined through mutual consultation between Directors and Audit & Supervisory Board members.

14.	System for ensuring that persons who have reported matters are not treated disadvantageously on the grounds of their reporting

a	Persons who have reported matters to an Audit & Supervisory Board member shall not be treated disadvantageously in any way on the grounds of their reporting as set forth in the preceding paragraphs.

b

When making decisions regarding the whistleblower with respect to personnel rotation, performance evaluation and disciplinary action, the fact of whistleblowing must not be a consideration, and the whistleblower may request an Audit & Supervisory Board member to conduct an inquiry into the reason for personnel rotation, performance evaluation and disciplinary action.

15.

Matters regarding policies pertaining to procedures for prepayment or reimbursement of expenses arising with respect to performance of an Audit & Supervisory Board member’s duties, or otherwise processing of expenses or debt obligations arising with respect to performance of such duties

a	Presentation of budget

The Audit & Supervisory Board shall present a preliminary budget to the Company with respect to expenses deemed necessary in performing duties.

b	Claims for expenses, etc.

Directors may not reject the hereinafter listed claims made by an Audit & Supervisory Board member, etc. with respect to performance of his or her duties, unless it has been demonstrated that an expense or debt obligation pertaining to the claim is unnecessary with respect to performance of the Audit & Supervisory Board member’s duties.

i.	Claim for prepayment of expenses

ii.	Claim for reimbursement of expenses already paid and interest on such amounts accrued after the date of payment

iii.

Claim for making repayment to a person to whom a debt obligation is owed (or provision of reasonable guarantee of such amount in cases where the repayment due date of the obligation has not yet arrived).

16.	System for ensuring that Audit & Supervisory Board members perform audits effectively

Audit & Supervisory Board members are provided preliminary explanations with respect to annual plans to be implemented by the Audit Office, and may ask for revisions to such plans and make other such requests. Moreover, Audit & Supervisory Board members may be appropriately provided reports regarding the status of internal audit implementation, and may call for performance of additional audits, improvement of business operations and other such requests, when deemed necessary.

[Overview of implementation of system for ensuring the properness of business operations]

1.	Compliance initiatives

Compliance Committee meetings and compliance sectional meetings were held on monthly and weekly bases respectively, and training based on monthly themes was regularly implemented for officers and employees to help raise awareness of compliance issues.

2.	Risk management initiatives

Directors attended monthly Risk Management Committee meetings where they endeavored to identify and control risk. Moreover, efforts to heighten disaster awareness included Company-wide emergency preparedness training simulating large-scale disasters held twice during the year.

3.	Initiatives to ensure properness and efficiency in performance of duties

Senior management attended monthly Management meetings where they endeavored to make swift decisions and execute business operations efficiently.

4.	Performance of Audit & Supervisory Board members’ duties

A system was established to ensure appropriate implementation of audits, with one standing Audit & Supervisory Board member assigned to serve in that position. The standing Audit & Supervisory Board member attended Management meetings and other important internal meetings where he appropriately provided his opinions, and otherwise endeavored to ensure effectiveness of audits by gaining an understanding of important Company information and sharing such information in coordination with the Audit Office and other relevant departments.

5.	Initiatives to ensure appropriate compliance and risk management in the Company’s subsidiaries, and properness and efficiency in performance of duties

Objectives and policies formulated on the basis of medium-term business plans and medium- to long-term business strategy were shared with the Company’s subsidiaries, and meetings were regularly held to ascertain progress made with respect to business performance and budget management as appropriate to the inherent characteristics of respective subsidiaries.

The Business Company Administration Department receives compliance reports from respective subsidiaries and regularly reported such content to the Compliance Committee, and establishes a system that enables immediate collaboration to identify and respond to risks as they arise.

The Company has been striving to optimize work processes of its subsidiaries, which has involved regularly performing audits of subsidiaries upon having established a new Business Audit Department for subsidiaries within the Company’s Audit Office.

The Company’s Audit & Supervisory Board members concurrently serving as Audit & Supervisory Board members of its subsidiaries regularly received reports from the Business Company Administration Department and compiled details on the status of management and other necessary information.

CONSOLIDATED BALANCE SHEETS

As of March 31, 2021

(Millions of yen)
ASSETS
Current assets:
Cash and time deposits	74,438
Notes and accounts receivable	72,961
Accounts receivable from completed construction contracts	2,049
Operating loans	4,254
Merchandise and finished goods	368,838
Real estate for sale	28,584
Costs on construction contracts in progress	5,545
Work in process	1,253
Raw materials and supplies	4,352
Other current assets	54,382
Allowance for doubtful accounts	(2,026)

Total current assets	614,634

Non-current assets:
Property and equipment:
Buildings and structures, net	197,027
Land	199,381
Lease assets, net	14,112
Construction in progress	2,906
Other, net	15,173

Total property and equipment, net	428,601

Intangible assets	42,777

Investments and other assets:
Investment securities	6,715
Long-term loans receivable	3,675
Net defined benefit asset	1,839
Deferred tax assets	40,362
Guarantee deposits	85,752
Other assets	30,835
Allowance for doubtful accounts	(2,595)

Total investments and other assets	166,585

Total non-current assets	637,965

Total assets	1,252,599

CONSOLIDATED BALANCE SHEETS

As of March 31, 2021

(Millions of yen)
LIABILITIES AND NET ASSETS
LIABILITIES:
Current liabilities:
Notes and accounts payable	106,928
Accounts payable for construction contracts	13,719
Short-term loans payable	44,199
Current portion of long-term loans payable	50,860
Lease obligations	4,447
Income taxes payable	29,986
Advances received on construction contracts in progress	17,284
Provision for bonuses	10,794
Other current liabilities	79,095

Total current liabilities	357,315

Long-term liabilities:
Long-term loans payable	123,430
Lease obligations	12,318
Provision for directors’ retirement benefits	1,083
Provision for product warranties	7,912
Net defined benefit liability	30,606
Asset retirement obligations	35,487
Other long-term liabilities	11,899

Total long-term liabilities	222,738

Total liabilities	580,054

NET ASSETS:
Shareholders’ equity:
Common stock	71,077
Capital surplus	84,235
Retained earnings	560,958
Treasury stock, at cost	(68,882)

Total shareholders’ equity	647,388

Accumulated other comprehensive income:
Valuation difference on available-for-sale securities, net of taxes	(269)
Foreign currency translation adjustments	609
Remeasurements of defined benefit plans	1,685

Total accumulated other comprehensive income	2,025

Subscription rights	1,578
Non-controlling interests	21,551

Total net assets	672,545

Total liabilities and net assets	1,252,599

(Millions of yen with fractional amounts discarded, unless otherwise noted)

CONSOLIDATED STATEMENTS OF INCOME

Fiscal year ended March 31, 2021

		(Millions of yen)
Net sales		1,752,506
Cost of sales		1,231,470
Gross profit		521,036
Selling, general and administrative expenses		428,957

Operating profit		92,078

Non-operating income:
Interest income	611
Purchase discounts	2,713
Rent income	3,626
Sales of electric power	1,902
Other	4,646	13,501
Non-operating expenses:
Interest expenses	1,360
Rent expenses	3,032
Foreign exchange losses	255
Cost of sales of electric power	772
Other	1,282	6,703

Ordinary profit		98,875

Extraordinary income:
Gain on negative goodwill	1,163
Gain on sales of non-current assets	85
Gain on sales of investment securities	55
Gain on sale of businesses	414
Other	719	2,438
Extraordinary loss:
Loss on disposal of non-current assets	1,184
Impairment loss	14,030
Loss on COVID-19	639
Loss on cancellation of rental contracts	5,656
Other	2,289	23,800

Profit before income taxes		77,513
Income taxes-current		36,165

Income taxes-deferred		(10,319)

Profit		51,667

Loss attributable to non-controlling interests		131

Profit attributable to owners of parent		51,798

(Millions of yen with fractional amounts discarded, unless otherwise noted)

CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS

Fiscal year ended March 31, 2021

	(Millions of yen)
	Shareholders’ equity
	Common stock	Capital surplus	Retained earnings	Treasury stock, at cost	Total shareholders’ equity
Balance at April 1, 2020	71,058	84,059	517,943	(38,170)	634,891

Changes of items during the period
Issuance of new shares	18	18			37
Cash dividends			(8,804)		(8,804)
Profit attributable to owners of parent			51,798		51,798
Purchase of treasury stock				(31,955)	(31,955)
Disposal of treasury stock		(77)		609	532
Change in scope of consolidation			20		20
Purchase of shares of consolidated subsidiaries		232		612	844
Change in ownership interest of parent due to transactions with non-controlling interests		2		22	24
Other changes in the period, net

Total changes of items during the period	18	176	43,014	(30,711)	12,497

Balance at March 31, 2021	71,077	84,235	560,958	(68,882)	647,388

	Accumulated other comprehensive income				Subscription rights	Non-controlling interests	Total net assets
	Valuation difference on available-for-sale securities, net of taxes	Foreign currency translation adjustments	Remeasurements of defined benefit plans	Total accumulated other comprehensive income
Balance at April 1, 2020	(732)	437	540	245	1,872	8,157	645,166
Changes of items during the period
Issuance of new shares							37
Cash dividends							(8,804)
Profit attributable to owners of parent							51,798
Purchase of treasury stock							(31,955)
Disposal of treasury stock							532
Change in scope of consolidation							20
Purchase of shares of consolidated subsidiaries							844
Change in ownership interest of parent due to transactions with non-controlling interests							24
Other changes in the period, net	463	171	1,145	1,780	(293)	13,394	14,881

Total changes of items during the period	463	171	1,145	1,780	(293)	13,394	27,379

Balance at March 31, 2021	(269)	609	1,685	2,025	1,578	21,551	672,545

(Millions of yen with fractional amounts discarded, unless otherwise noted)

Notes to the Consolidated Financial Statements

1.	Notes etc. concerning Material Matters that Form the Basis for Preparing Consolidated Financial Statements

(1)	Matters concerning the scope of consolidation

1)	Status of consolidated subsidiaries

• Number of consolidated subsidiaries	53

• Names of major consolidated subsidiaries	YAMADA DENKI Co., LTD.
CIC Corporation.

INVERSENET INC.

Cosmos Berry’s Co., Ltd.

Matsuya Denki Ltd.

Seidensha Co., Ltd.

Yamada Financial Co., Ltd.

Kyusyu Tecc Land Co., Ltd.

Project White Co., Ltd.

Y’s Select Co., Ltd.

YAMADA HOMES Co.,LTD.

Conglo Co.,Ltd.

Sakura Home, Co., Ltd.

Shuken Co., Ltd.

Hinokiya Group Co., Ltd.

Nippon Aqua Co., Ltd.

BEST DENKI CO., LTD.

Best Credit Service Co., Ltd.

J Staff Co., Ltd.

Best Service Co., Ltd.

BPC Co., Ltd.

Repair Depot Co., Ltd.

Kurokawa Denki Co., Ltd.

Housetec Inc.

Nikka Maintenance Co., Ltd.

Chubu Nikka Service Co., Ltd.

YAMADA DENKI (SHENYANG) CO., LTD.

YAMADA DENKI (CHINA) CO., LTD.

BEST DENKI MALAYSIA SDN.BHD.

BEST DENKI (SINGAPORE) PTE.LTD.

YAMADA TECHNOLOGY CORPORATION

NAKAYAMA RESOURCES & DEV’T. CORP.

YAMADA FINANCE SERVICE Co., Ltd.

OTSUKA KAGU, LTD.

YAMADA Environmental Resources Development Holdings Co., Ltd.

YAMADA HOUSING HOLDINGS CO., LTD.

Yamada Trading Co., Ltd.

2)	Status of non-consolidated subsidiaries

• Names of major non-consolidated subsidiaries

Y · JUST Co., Ltd.

Azuma Metal Co., Ltd.

YAMADA SMALL AMOUNT SHORT TERM INSURANCE CO., LTD.

Yamada Life Insurance Co., Ltd.

IEMAMORI CO., LTD.

NIHON TOURIST CLUB CO.,LTD.

YAMADA DELIVERY WORK SERVICE CO.,LTD.

YAMADA FOOD SERVICE CO., LTD.

Hinokiya Resco Construction Vietnam Co.,Ltd.

Sankyu Co., Ltd.

• Reasons for exclusion from the scope of consolidation	All non-consolidated subsidiaries are small in size, and in no case do their gross assets, sales, net profit/loss (commensurate to equity) or retained earnings (commensurate to equity) have a material impact on the consolidated financial statements.

(2)	Matters related to application of the equity method

1)	Status of non-consolidated subsidiaries and affiliates for which the equity method is applied

• Number of affiliates subject to equity method application	3

• Names of major companies etc.	Stream Co., Ltd.
Hinokiya Resco Construction Vietnam Co.,Ltd.

2)	Status of non-consolidated subsidiaries and affiliated companies for which the equity method is not applied

• Names of major companies etc.

Y · JUST Co., Ltd.

Azuma Metal Co., Ltd.

Y.U-mobile Co., Ltd.

YAMADA SMALL AMOUNT SHORT TERM INSURANCE CO., LTD.

Yamada Life Insurance Co., Ltd.

IEMAMORI CO., LTD.

Social Mobility, Inc.

NIHON TOURIST CLUB CO.,LTD.

YAMADA DELIVERY WORK SERVICE CO.,LTD.

YAMADA FOOD SERVICE CO., LTD.

Sankyu Co., Ltd.

• Reason for non-application of the equity method	Companies for which the equity method is not applied have negligible impact on net profit/loss (commensurate to equity) and retained earnings (commensurate to equity), and lack importance from an overall perspective. They are therefore excluded from application of the equity method.

(3)	Matters concerning changes to the scope of consolidation and scope of equity method application

Changes to the scope of consolidation

Yamada Trading Co., Ltd. is included in the scope of consolidation from this consolidated accounting year because of its increased importance.

During this consolidated accounting year, the Company acquired shares in Leohouse Co., Ltd. (change of name to YAMADA Leohouse Co., Ltd. effective May 14, 2020) and Hinokiya Group Co., Ltd. and they are included in the scope of consolidation with a deemed acquisition date of June 30, 2020 for Leohouse Co., Ltd. and a deemed acquisition date of October 1, 2020 for Hinokiya Group Co., Ltd. and 17 of its subsidiaries. Sakura Home Co., Ltd. and Shuken Co., Ltd. are included in the scope of consolidation because they were acquired by YAMADA HOMES Co.,LTD., a consolidated subsidiary of the Company.

YAMADA DENKI BUNKATSU JUNBIGAISHA CO., LTD. (change of name to YAMDA DENKI CO., LTD. effective October 1, 2020) was established on April 1, 2020, and YAMADA HOUSING HOLDINGS CO., LTD. was established on February 1, 2021. Both are included in the scope of consolidation.

Okinawa Yamada Denki Co., Ltd. is excluded from the scope of consolidation because of an absorption-type merger executed on March 1, 2021 with YAMDA DENKI CO., LTD. as the surviving company; YAMADA Leohouse Co., Ltd. is excluded from the scope of consolidation because of an absorption-type merger executed on February 1, 2021 with YAMADA HOMES Co.,LTD. as the surviving company.

Changes to the scope of equity method application

Hinokiya Group Co., Ltd. was converted to a subsidiary during this consolidated accounting year, and as a result, one of its subsidiaries is included in the scope of equity method application.

(4)	Matters concerning consolidated subsidiary business years etc.

Among consolidated subsidiaries, the last day of the business year is December 31 for 8 overseas consolidated subsidiaries and for Hinokiya Group Co., Ltd. and 15 of its domestic subsidiaries. Among the domestic consolidated subsidiaries, the last day of the business year is February 28 for BEST DENKI CO., LTD. and 26 others, and April 30 for OTSUKA KAGU, LTD. In the preparation of the consolidated financial statements, financial statements as at the last day of the business year are used for BEST DENKI CO., LTD. and 51 others; for OTSUKA KAGU, LTD., financial statements based on a provisional settlement of accounts conforming to the final settlement of accounts performed on January 31 are used. In all cases, necessary adjustments are made to consolidation for material transactions occurring between the last day of the business year and the consolidated settlement date of March 31. For this consolidated accounting year, Hinokiya Group Co., Ltd. is consolidated for a period of 3 months from October 1 to December 31 because its deemed acquisition date is October 1, 2020 and the difference from the consolidated settlement date does not exceed 3 months.

(5)	Matters concerning accounting policies

1)	Valuation standards and valuation methods for important assets

a.	Equity in subsidiaries and equity in affiliates

Valuation is made using the cost method based on a moving average.

b.	Available-for-sale securities

•	Securities with market values

Valuation is made using market valuation based on market prices etc. as at the consolidated settlement date. (Valuation variances are treated by direct allocation in full to net assets; cost of sale is calculated using a moving average)

•	Securities without market values

Valuation is made using the cost method based on a moving average. Investments in investment limited partnerships and similar partnerships (instruments deemed securities under Article 2.2 of the Financial Instruments and Exchange Act) are valued on the basis of the most recent available final accounts according to the settlement reporting date stipulated in the partnership agreement, and incorporated using a net amount equivalent to equity.

c.	Derivatives

Valuation is made using market valuation based on market prices etc.

d.	Inventories valuation standards and methods

The Company and consolidated subsidiaries primarily use the cost method based on a moving average (balance sheet values are calculated by marking down book value based on declines in profitability). For real estate held for sale and work in process-construction, the individual method is used.

2)	Method of depreciating important depreciable assets

a.	Tangible non-current assets

(Including leasing real estate but excluding lease assets)

The Company and consolidated subsidiaries primarily use the straight-line method.

b.	Intangible non-current assets

(Excluding lease assets)

The Company and consolidated subsidiaries use the straight-line method. Software for Company use is depreciated using the straight-line method based on the usable life in the Company (5 years).

c.	Lease assets

(Finance leasing transactions with transfer of ownership)

Some consolidated subsidiaries use the same depreciation method as applied to owned non-current assets.

(Finance leasing transactions without transfer of ownership)

The Company and consolidated subsidiaries use the straight-line method using the lease period as the useful life and a residual value of zero.

Some consolidated subsidiaries use accounting treatment based on the methods for ordinary leasing transactions for finance leasing transactions without transfer of ownership that commenced prior to the first year of application of the amended leasing transaction accounting standards.

d.	Long-term prepaid expenses

Valuation is made using the straight-line method.

3)	Posting standards for major reserves

a.	Allowance for doubtful accounts

The Company and consolidated subsidiaries provide for losses on the default of credits by posting the expected uncollectible amount calculated using the historical default rate for ordinary credits and adjusted for the individual collectability of the credit to doubtful accounts and other specific credits.

b.	Provision for bonuses

The Company and some consolidated subsidiaries prepare for the payment of employee bonuses by posting the amount of the expected bonus payment to be borne during this consolidated accounting year.

c.	Provision for directors’ retirement benefits

Some consolidated subsidiaries prepare for the payment of director retirement benefits by posting the required amount at the end of this consolidated accounting year according to their internal rules.

d.	Provision for product warranties

Some consolidated subsidiaries prepare for the payment of future repair expenses associated with warranties on sold product by posting the expected repair expenses for the next consolidated accounting year based on past repair results.

4)	Accounting treatment for retirement benefits

The Company and Some consolidated subsidiaries provide for employee retirement benefits by posting the amount found by subtracting pension assets from retirement benefits obligation based on the expected amount at the end of this consolidated accounting year.

The calculation of retirement benefit obligations uses the payment calculation formula standard to allocate the expected amount of retirement benefits across the term to this consolidated accounting year.

Some consolidated subsidiaries calculate liabilities related to retirement benefits and retirement benefit expenses by applying the simplified method using the amount of payment required for retirement benefits resulting from the voluntary resignation of employees at the end of the year as the retirement benefits obligation.

Past service costs are expensed at the time the amount is generated as a result of the application of the straight-line method for a predetermined period of years (primarily 5 years) within the average remaining term of employment of employees at the time generation.

Variances in actuarial calculations are expensed in the next consolidated accounting year after amounts are generated as a result of application of the straight-line method for a predetermined number of years (primarily 5 years) within the average remaining term of employment of employees at the time of generation each consolidated accounting year.

For variances in calculation of unrecognized actuarial gain or loss and unrecognized past service costs, the remeasurements of defined benefit plans are posted to the accumulated other comprehensive income in the net assets section after adjusting for tax effects.

5)	Major hedge accounting methods

a.	Hedge accounting methods

The Company uses deferred hedge treatment. However, exceptional treatment is applied to interest swap transactions satisfying application requirements.

b.	Hedging instruments and hedged assets

(Hedging instruments)

Interest rate-related

Interest swap transaction

(Hedged asset)

Interest rate-related

Long-term loans payable

c.	Hedging guidelines

Interest swap transactions are for the purpose of hedging the risks associated with assets and liabilities exposed to market fluctuation risks for interest rates.

d.	Method of evaluating hedge effectiveness

The effectiveness of hedges is evaluated by comparing the market price movements of the hedged asset or the cumulative changes in cash flow against the market price movements of the hedging instrument or the cumulative changes in cash flow and calculating a ratio of change. However, for interest-rate swaps subject to exceptional treatment, determination of effectiveness is omitted.

6)	Posting standards for important revenue and expenses

Posting standards for completed works and cost of completed works

a.	Works recognized to have certainty of results for the progress portion by the end of this consolidated accounting year (excluding extremely short construction schedules)

Work progress standard (cost-proportional method used to estimate the project’s progress rate)

b.	Other construction work

Work completion standard

7)	Method of amortizing goodwill and amortization period

Straight-line amortization over a period of 5-20 years from the business year in which generated.

8)	Other material matters related to the preparation of consolidated financial statements

Accounting treatment for consumption tax etc.	The tax-excluded method is used.

2.	Notes on changes to presentation methods

(Application of the Accounting Standard for Disclosure of Accounting Estimates)

The Company applies the Accounting Standard for Disclosure of Accounting Estimates (Corporate Accounting Standard No. 31, March 31, 2020) beginning this consolidated accounting year.

(Consolidated balance sheet)

Until the previous consolidated accounting year, under “current assets,” “ accounts receivable from completed construction contracts” had been included in “notes and accounts receivable,” “real estate for sale “ in “merchandise and finished goods,” and “costs on construction contracts in progress” in “work in process;” under “current liabilities,” “advances received on construction contracts in progress” had been included in “other current liabilities.” In light of their growing importance, these accounts are independently presented beginning this consolidated accounting year. During the previous consolidated accounting year, “accounts receivable from completed construction contracts” were 1,734 million yen, “ real estate for sale” 7,014 million yen, “costs on construction contracts in progress” 3,125 million yen, and “advances received on construction contracts in progress” 355 million yen.

Until the previous consolidated accounting year, there was independent presentation under “current liabilities” of “provision for directors’ bonuses,” “provision for point cards certificates,” “provision for warranties for completed construction” and “provision for losses on liquidation of subsidiaries;” and there was independent presentation under “long-term liabilities” of “provision for losses on interest repayments” and “provision for gift certificates etc.” These accounts are respectively included in “other current liabilities” under “current liabilities” and “other long-term liabilities” under “long-term liabilities” because they have declined in importance. During the previous consolidated accounting year, “provision for directors’ bonuses” was 129 million yen, “provision for point cards certificates” 13,164 million yen, “provision for warranties for completed construction” 641 million yen, “provision for losses on liquidation of subsidiaries” 606 million yen, “provision for losses on interest repayments” 32 million yen, and “ provision for gift certificates etc.” 123 million yen.

3.	Notes on accounting estimates

(Important accounting estimates)

Accounting estimates are calculated as reasonable amounts based on the information available at the time consolidated financial statements are prepared. Below are the items with the risk of material impact on next year’s consolidated financial statements among the amounts posted to this year’s consolidated financial statements based on accounting estimates.

Decisions to recognize or not recognize impairment losses on tangible non-current assets

(1)	Amount posted to this year’s consolidated financial statements

The consolidated balance sheet for this consolidated accounting year posts 398,442 million yen in tangible non-current assets for the Electrical Business, equivalent to 31.8% of gross assets. As described in 10. Other notes (impairment loss), 14,030 million yen is posted to the consolidated statements of income, of which 12,116 million yen is for the Electrical Business .

(2)	Other information that will contribute to the understanding of accounting estimates by users of financial statements

The consolidated group generally sets the store or workplace as the basic, minimum unit generating cash flow, and leased storefronts, leasing assets and idle assets are grouped at the level of individual properties.

When signs are found of impairment in these asset groups, the total undiscounted future cash flow to be obtained from the individual-store asset group is compared against book value to determine whether to recognize impairment losses. If it is determined that impairment losses require recognition, the book value is marked down to the recoverable value and the decline in book value is recognized as impairment loss.

Estimates of undiscounted future cash flow assume growth rates calculated on the basis of individual-store cash flow for this consolidated accounting year adjusted for the business environment. At the current point in time, the Covid-19 pandemic continues to have impact on the business activities of the Group. It is uncertain and difficult to forecast when the Covid-19 pandemic will be contained, and accounting estimates (investigations of impairment accounting etc. for non-current assets) assume that the same situation will continue during the next accounting year as well.

These estimates have a high degree of uncertainty and may have a material impact on future cash flow estimates.

4.	Notes concerning consolidated balance sheets

(1)	Assets furnished as collateral

Cash and deposits	100 million yen
Land	43 million yen

Total	143 million yen

Some consolidated subsidiaries furnish land as real guarantees to secure 22 million yen in customer home loans.

(2)	Accumulated depreciation of tangible non-current assets 342,306 million yen

(3)

As a result of government subsidies etc., reduction entries of 1,359 million yen were made for buildings and structures and 3 million yen for other tangible non-current assets (total of 1,363 million yen).

(4)	Below are the credits etc. liquidated using self-settled trusts.

Others (current assets)	3,480 million yen
Guarantee deposits	18,828 million yen

Liquidated credits etc. are treated as financial transactions with the following corresponding obligations.

Current portion of long-term loans payable	3,272 million yen
Long-term loans payable	18,041 million yen

(5)	Contingent liabilities

1)	Credits for accounts receivable-trade of 10,063 million yen against consumer finance companies etc. are transferred.

2)	Guarantee obligations for home purchasers etc.

1,237 million yen

3)	Others

5 million yen

(6)	Commitment line (loan facilities) agreements

The Company has executed commitment line agreements with 7 correspondent financial institutions to efficiently raise working capital. Below are the balances of unexecuted loans at the end of this consolidated accounting year for these agreements.

Total lending ceiling	50,000 million yen
Balance of executed loans	-million yen

Difference	50,000 million yen

5.	Notes concerning consolidated statements of changes in net assets

(1)	Matters concerning the total number of issued and outstanding shares

Class	Number of shares at the beginning of this consolidated accounting year	Increase in shares during this consolidated accounting year	Decrease in shares during this consolidated accounting year	Number of shares at the end of this consolidated accounting year
Common stock	966,489 thousand shares	70 thousand shares	— thousand shares	966,560 thousand shares

(Notes)

The increase in the total number of issued and outstanding shares is due to restricted stock compensation.

(2)	Matters concerning the number of treasury shares

Class	Number of shares at the beginning of this consolidated accounting year	Increase in shares during this consolidated accounting year	Decrease in shares during this consolidated accounting year	Number of shares at the end of this consolidated accounting year
Common stock	86,038 thousand shares	63,485 thousand shares	2,652 thousand shares	146,871 thousand shares

(Notes)

The increase in the number of treasury shares consists of an increase of 23,481 thousand shares obtained as treasury shares pursuant to a resolution of the Board of Directors, an increase of 40,000 thousand shares as a result of off-auction purchase of treasury shares (ToSTNeT-3), purchase of 4 thousand shares in fractional shares, and purchase of 0 thousand shares as a result of demands for purchase of shares by opposing shareholders. The decline in the number of treasury shares consists of a decline of 1,353 thousand shares as a result of share swaps, a decline of 1,299 thousand shares as a result of exercise of subscription rights, and purchase of 0 thousand fractional shares.

(3)	Matters concerning surplus dividends

1)	Dividend payment amount etc.

Matters concerning dividends to be paid pursuant to the resolution of the 43rd Ordinary General Meeting of Shareholders convened on June 26, 2020

• Total amount of dividend	8,804 million yen
• Per-share dividend amount	10 yen
• Date of record	March 31, 2020
• Effective date	June 29, 2020

2)	Dividends with dates of record during this consolidated accounting year entering into effect next year

Below is the proposal to be presented to the 44th Ordinary General Meeting of Shareholders scheduled to be convened on June 29, 2021.

• Total amount of dividend	14,754 million yen
• Per-share dividend amount	18 yen
• Dividend funding	Retained earnings
• Date of record	March 31, 2021
• Effective date	June 30, 2021

(4)	Matters concerning subscription rights on the last day of this consolidated accounting year

Name of company	YAMADA HOLDINGS CO., LTD.	Consolidated subsidiary
Description	Subscription rights in the form of stock options	Subscription warrant
Underlying stock class	Common stock	Common stock
Underlying number of shares	3,816,100 shares	8,715,000 shares

Balance of subscription rights	1,551 million yen	27 million yen

6.	Notes concerning financial instruments

(1)	Matters concerning the status of financial instruments

The Group raises necessary funds (primarily bank borrowings) in accordance with the capital investment plan. Temporary surpluses are primarily invested in highly liquid financial assets, and short-term working capital is raised from bank borrowings.

Business units regularly monitor accounts receivable and long-term loans and manage deadlines and balances for each counterparty in an effort to identify and mitigate early on any doubts about collectibility as a result of worsening financial position.

For investment securities, the Company regularly monitors market values and financial positions of issuers (supplier and customer companies) and conducts ongoing reviews of holdings in light of market circumstances and relationships with supplier and customer companies.

The Company’s guidelines stipulate the use of derivatives to avoid risk and prohibit speculative transactions.

(2)	Matters concerning valuation at market price of financial instruments

Below are the variances between amounts posted to the consolidated balance sheet and market values as at March 31, 2021 (consolidated settlement date of this consolidated accounting year).

This does not include instruments for which it is deemed extremely difficult to ascertain market values (see Note 2).

		(Unit: million yen)
		Amount posted to consolidated balance sheet	Market value	Variance
(1)	Cash and time deposits	74,438	74,438	—
(2)	Notes and accounts receivable Allowance for doubtful accounts (* 1)	72,961 (134)

		72,827	72,827	—

(3)	Accounts receivable from completed construction contracts	2,049	2,049	—
(4)	Investment securities (* 2)
	Available-for-sale securities	3,853	4,564	711
(5)	Guarantee deposits (including current portion of guarantee deposits) (*3) Allowance for doubtful accounts (* 1)	70,986 (26)

		70,960	72,691	1,730
(6)	Defect warranty deposit	1,434	1,433	(0)

Total assets		225,563	228,004	2,441

(7)	Notes and accounts payable	106,928	106,928	—
(8)	Accounts payable for construction contracts	13,719	13,719	—
(9)	Short-term loans payable	44,199	44,199	—
(10)	Long-term loans payable (including current portion of long-term loans payable)	174,290	173,640	(650)

Total liabilities		339,137	338,487	(650)

(11)	Derivatives trading (*4)
	1) Instruments for which hedge accounting not applied	17	17	—
	2) Instruments for which hedge accounting applied	—	—	—

Total derivatives transactions		17	17	—

(*1)	Allowance for doubtful accounts posted individually for notes and accounts receivable and guarantee deposits excluded.
(*2)	Investment securities include equity in listed affiliates for which the equity method is applied, and variances are the result of the market valuation of the equity.
(*3)	Some consolidated subsidiaries include government bonds furnished as guarantees.
(*4)	Presentations are the net value of credits and obligations resulting from the derivatives trading, and items for which there are net obligations in total are presented in parentheses.

(Notes)

1.	Methods of calculating market values financial instruments, and matters concerning securities and derivatives transactions

Assets

(1)	Cash and time deposits,

(2)	Notes and accounts receivable,

(3)	Accounts receivable from completed construction contracts

Book values used because these instruments are subject to short-term settlement and market values approximate book values.

(4)	Investment securities

The market value for stock etc. is the price on the exchange; the market value for bonds is the price on the exchange or the price offered by transacting financial institutions etc.

(5)	Guarantee deposits

Market values for these instruments are calculated as the present value discounted at an interest rate adjusted to reflect credit risk with reference to the term until the repayment deadline and yields on government bonds.

(6)	Defect warranty deposit

Defect warranty deposits are not subject to credit risk, and therefore the present value discounted at the risk-free rate for the term to repayment is used as market value.

Liabilities

(7)	Notes and accounts payable,

(8)	Accounts payable for construction contracts,

(9)	Short-term loans payable

Book values used because these instruments are subject to short-term settlement and market values approximate book values.

(10)	Long-term loans payable

The market value of long-term loans payable is calculated by discounting the total of principal and interest for the estimated interest rate if the same amount were newly borrowed.

Long-term loans payable and floating interest are subject to exceptional treatment for interest-rate swaps (see (11) below) and calculated as the total of principal and interest when treated together with the interest-rate swap discounted for a reasonably estimated interest rate that would be applied if the same amount were newly borrowed.

(11)	Derivatives trading

1) Instruments for which hedge accounting not applied

The Company uses foreign exchange forwards transactions, and market values are calculated based on the prices offered by transacting financial institutions.

2) Instruments for which hedge accounting applied

Instruments subject to exceptional treated for interest-rate swaps are treated together with the long-term loans payable subject to hedging, and the market values presented include the market values of the long-term loans payable (see (10) above).

2.	Financial instruments for which it is extremely difficult to ascertain market values

Category	Amount posted to consolidated balance sheet (million yen)
Investment securities (* 1)
(1) Equity in subsidiaries and equity in affiliates
Equity in subsidiaries	2,189
Equity in affiliates	71
(2) Available-for-sale securities
Non-listed equity	600
Investments in investment partnerships (* 2)	0

Guarantee deposits (*3)	18,820

(*1)	Not included in “(4) Investment securities” because there is no market price and it is extremely difficult to ascertain current value.

(*2)

Investments in investment partnerships are not subject to disclosure of market values because partnership assets comprise non-listed equities and other instruments for which it is extremely difficult to ascertain market values.

(*3)	Not included in “(5) Guarantee deposits” because retention schedules cannot be reasonably estimated and it is extremely difficult to ascertain market values.

7.	Notes concerning rental, etc. real estate

Not presented because total amounts lack importance.

8.	Notes concerning per-share information

(1) Net assets per share	792.26 yen

(2) Net profit per share	62.82 yen

9.	Notes concerning material subsequent events

(Reorganization of the electronics (former consumer-electronics) segment)

A meeting of the Board of Directors convened on January 18, 2021 resolve to execute an absorption-type merger (the “Merger” below) effective July 1, 2021 in which consolidated subsidiary YAMDA DENKI CO., LTD. would be the acquisition and merger surviving company, and consolidated subsidiaries BEST DENKI CO., LTD., Kurokawa Denki Co., Ltd., Kyusyu Tecc Land Co., Ltd., Matsuya Denki Ltd., Seidensha Co., Ltd., and Project White Co., Ltd., and non-consolidated subsidiary Kato Shoji Co., Ltd. would be the acquisition and merger non-surviving companies.

1) Outline of transaction

(1)	Names and businesses of combined companies

Name of company surviving combination

YAMDA DENKI CO., LTD.

Description of business

Sales of consumer electronics and information electronics etc. and sales of home-related merchandise

Names of companies not surviving combination

BEST DENKI CO., LTD.

Kurokawa Denki Co., Ltd.

Kyusyu Tecc Land Co., Ltd.

Matsuya Denki Ltd.

Seidensha Co., Ltd.

Project White Co., Ltd.

Kato Shoji, Co., Ltd.

Description of business

Sales of consumer electronics and information electronics etc. and sales of home- related merchandise

(BEST DENKI CO., LTD.

Kurokawa Denki Co., Ltd.

Kyusyu Tecc Land Co., Ltd.

Matsuya Denki Ltd.

Seidensha Co., Ltd.)

Franchise business

(BEST DENKI CO., LTD.

Matsuya Denki Ltd.)

Sales of personal computer parts and information and telecommunications equipment, manufacture and sales of original personal computers

(Project White Co., Ltd.)

Real estate leasing

(Kato Shoji, Co., Ltd.)

(2)	Business combination date

July 1, 2021 (scheduled)

(3)	Legal format of business combination

Absorption-type merger in which YAMDA DENKI CO., LTD. is the surviving company, and BEST DENKI CO., LTD., Kurokawa Denki Co., Ltd., Kyusyu Tecc Land Co., Ltd., Matsuya Denki Co., Ltd., Seidensha Co., Ltd., Project White Co., Ltd. and Kato Shoji Co., Ltd. are non-surviving companies

(4)	Name of company after combination

YAMDA DENKI CO., LTD.

(5)	Outline of other aspects of transaction

The combination is a part of a reorganization within the group, and its objectives are to consolidate subsidiary expertise and business resources in the Electrical Business and, in conjunction with the Merger, improve enterprise value by newly introducing an internal division system for 11 geographical regions, further improving efficiency on the sales and operations sides, swiftly executing the Group’s “Total-Living (Kurashi-Marugoto)” strategy, and implementing SDGs and ESG initiatives.

2) Outline of accounting treatment

The company plans to treat the transaction as a transaction under common control based on “Accounting Standards for Business Combinations” (Corporate Accounting Standard No. 21) and “Corporate Combination and Separation Accounting Standard Application Guidelines” (Corporate Accounting Standard Application Guideline No. 10).

10.	Other notes

(Impairment loss)

Impairment losses were posted for the following assets this consolidated accounting year.

Location	Use	Category

Tokyo, others	Storefronts, business assets	Buildings and structures, land, lease assets, other intangible non-current assets, others

Yamagata, others	Leased storefront	Buildings and structures

—	Others	Intangible non-current assets

The consolidated group generally sets the store or workplace as the basic, minimum unit generating cash flow, and leased storefronts, leasing assets and idle assets are grouped at the level of individual properties. Goodwill included in intangible non-current assets is grouped on the basis of business as indicated by management accounting categories, and for some consolidated subsidiaries on the basis of corporate entities. Additionally, head offices, plants and other assets that do not produce independent cash flow are grouped as common assets. For store assets, business assets, idle assets, subleasing assets, leasing assets, and common assets for which business activities produce losses on an ongoing basis and which are determined to have low potential for collection in full of the book value of non-current assets in the asset group, the book value for the asset group is marked down to the recoverable value and the amount of markdown posted to extraordinary losses as an impairment loss (14,030 million yen) (the impairment loss for the Electrical Business is 12,116 million yen). The breakdown of this number is “buildings and structures” 6,097 million yen, “land” 2,549 million yen, “lease assets” 507 million yen, “other intangible non-current assets” 3,529 million yen, “intangible non-current assets” 1,231 million yen, and “other investments and other assets” 115 million yen. The recoverable value of the asset group is measured using value in use and net proceeds from sale, and valued on the basis of tax valuation etc. of non-current assets. For lease assets, intangible non-current assets, and other investments and other assets, net proceeds from sale are valued at zero.

(Business combinations)

Business combinations resulting from acquisition

(Conversion of Leohouse Co., Ltd. to a consolidated subsidiary as a result of acquisition of stock)

A meeting of the Board of Directors convened on March 24, 2020 resolved to acquire stock in Leohouse Co., Ltd. (change of name to YAMADA Leohouse Co., Ltd. effective May 14, 2020) and convert it to a subsidiary. As a result, a basic agreement was executed with Leohouse Co., Ltd.’s parent company NAC CO., LTD. the same day and all stock in Leohouse Co., Ltd. was acquired on May 14, 2020.

(1)	Outline of business combination

a.	Name and business of acquired company

Name of acquired company

Leohouse Co., Ltd.

Description of acquired business

Contracting for the construction of custom homes etc.

b.	Primary reasons for business combination

Leohouse Co., Ltd. has a slogan of “Enriching Lives by Building Homes Together” and seeks to be the most responsive company there is to the wishes of its customers, providing each individual customer with the satisfaction of order-made products. This orientation was judged to have high levels of synergy with the Company’s “Total-Living (Kurashi-Marugoto)” proposal, and it was therefore decided to acquire Leohouse Co., Ltd. stock.

c.	Business combination date

May 14, 2020 (deemed acquisition date, June 30, 2020)

d.	Legal format of business combination

Acquisition of stock

e.	Name of company after combination

YAMADA Leohouse Co., Ltd.

f.	Percentage voting rights acquired

100%

g.	Primary rationale for decision on acquired company

The Company acquired 100% of voting rights and converted the acquired company to a wholly-owned subsidiary.

(2)	Period of acquired company results included in consolidated financial statements

From June 1, 2020 to January 31, 2021

(3)	Acquisition cost of acquired company and breakdown by type of countervalue

Acquisition countervalue (cash)	489 million yen

Acquisition cost	489 million yen

(4)	Breakdown and amounts of major acquisition-related costs

Due diligence and advisory costs	7 million yen

(5)	Goodwill amount, causes, amortization method and amortization period

a.	Amount of goodwill

1,469 million yen

b.	Cause

There is future surplus earnings capacity expected to be generated through the development of the business.

c.	Amortization method and amortization period

Straight-line amortization over a period of 5 years

(6)	Values and breakdowns of assets received and liabilities undertaken on the business combination date

Current assets	6,378 million yen
Non-current assets	1,721 million yen

Total assets	8,099 million yen

Current liabilities	8,228 million yen
Long-term liabilities	850 million yen

Total liabilities	9,079 million yen

(Conversion of Shuken Co., Ltd. to a consolidated subsidiary as a result of acquisition of stock)

A meeting of the Board of Directors of consolidated subsidiary YAMADA HOMES Co., LTD. convened on June 24, 2020 resolved to acquire stock in Shuken Co., Ltd. and convert it to a consolidated subsidiary effective July 1, 2020.

(1)	Outline of business combination

•	Name and business of acquired company

Name of acquired company

Shuken Co., Ltd.

Description of acquired business

Contracting for the construction of custom homes etc.

a.	Primary reasons for business combination

The purpose of entering into a capital relationship with Shuken Co., Ltd., a company with a track record in housing sales in Kanagawa, is to strengthen the Group’s real estate sales in the Kanto area.

b.	Business combination date

July 1, 2020

c.	Legal format of business combination

Acquisition of stock

d.	Name of company after combination

There has been no change of name.

e.	Percentagevoting rights acquired

96.96%

f.	Primary rationale for decision on acquired company

Consolidated subsidiary YAMADA HOMES Co., LTD. acquired 96.96% of voting rights and converted the acquired company to a consolidated subsidiary.

(2)	Period of acquired company results included in consolidated financial statements

From July 1, 2020 to February 28, 2021

(3)	Acquisition cost of acquired company and breakdown by type of countervalue

Acquisition countervalue (cash)	0 million yen

Acquisition cost	0 million yen

(4)	Breakdown and amounts of major acquisition-related costs

Due diligence and advisory costs	1 million yen

(5)	Amount and causes of gain on negative goodwill

a.	Amount of gain on negative goodwill

1,144 million yen

b.	Cause

The net values allocated to received assets and undertaken liabilities exceeded the acquisition cost, and the difference was recognized as gain on negative goodwill.

(6)	Values and breakdowns of assets received and liabilities undertaken on the business combination date

Current assets	2,702 million yen
Non-current assets	1,511 million yen

Total assets	4,214 million yen

Current liabilities	2,265 million yen
Long-term liabilities	592 million yen

Total liabilities	2,858 million yen

(Conversion of Hinokiya Group Co., Ltd. to a consolidated subsidiary as a result of acquisition of stock)

A meeting of the Board of Directors convened on September 8, 2020 resolved to acquire common stock in Hinokiya Group Co., Ltd. (“Target Company” below) by means of a takeover bid as set forth in the Financial Instruments and Exchange Act (“Takeover Bid” below) primarily for the purpose of converting the Target Company to a consolidated subsidiary, and a Takeover Bid was executed with an acquisition period extending from September 9 to October 22, 2020. As a result of the Takeover Bid, the Target Company became a consolidated subsidiary on October 29, 2020 (commencement date for settlement of the Takeover Bid).

(1)	Outline of business combination

•	Name and business of acquired company

Name of acquired company

Hinokiya Group Co., Ltd.

Description of acquired business

Housing, real estate investment, insulation, renovations, nursing care and child care, etc.

a.	Primary reasons for business combination

The purpose of the acquisition is to improve the enterprise values of both groups. Building on the fundamental concept articulated in “Total-Living (Kurashi-Marugoto)” of providing infrastructure for the home with a primary focus on consumer appliances and electronics, the Group is moving forward with structural reforms that focus on “Kaden Smile Kan” facilities as a means to propose methods for total coordination that extend from consumer appliances to comfortable living spaces. Under this strategy, it is working to improve business value, and conversion of the Target Company to a consolidated subsidiary is expected to produce synergy effects in the housing business.

b.	Business combination date

October 29, 2020 (deemed acquisition date, October 1, 2020)

c.	Legal format of business combination

Acquisition of stock

d.	Name of company after combination

There has been no change of name.

e.	Percentage voting rights acquired

50.10%

f.	Primary rationale for decision on acquired company

The Company acquired 50.10% of voting rights for a cash countervalue and converted the Target Company to a consolidated subsidiary.

(2)	Period of acquired company results included in consolidated financial statements

From October 1 to December 31, 2020

(3)	Acquisition cost of acquired company and breakdown by type of countervalue

Acquisition countervalue (cash)	12,655 million yen

Acquisition cost	12,655 million yen

(4)	Breakdown and amounts of major acquisition-related costs

Due diligence and advisory costs etc.	127 million yen

(5)	Goodwill amount, causes, amortization method and amortization period

a.	Amount of goodwill

2,000 million yen

b.	Cause

The net amounts allocated to received assets and undertaken liabilities were below the acquisition cost, and the difference recognized as goodwill.

c.	Amortization method and amortization period

Straight-line amortization over a period of 5 years

(6)	Values and breakdowns of assets received and liabilities undertaken on the business combination date

Current assets	59,863 million yen
Non-current assets	23,593 million yen

Total assets	83,456 million yen

Current liabilities	43,200 million yen
Long-term liabilities	14,956 million yen

Total liabilities	58,156 million yen

(7)

Amount within acquisition cost allocated to non-goodwill intangible non-current assets, general and breakdown categories of intangible non-current assets, and weighted average amortization periods by category

Category	Amount	Amortization period
Trademark rights	3,722 million yen	8 years
Customer-related assets	1,505 million yen	6 years
Order backlog	44 million yen	1 year
Franchise agreements	595 million yen	6 years

Transactions etc. under common control

(Transition to holding-company structure as a result of corporate separation)

Pursuant to an absorption-type split agreement approved by the 43rd Ordinary General Meeting of Shareholders convened on June 26, 2020, the Company transferred the consumer electronics and information electronics etc. sales and housing-related merchandise sales businesses to “ YAMADA DENKI BUNKATSU JUNBIGAISHA CO., LTD. “ (change of name to “YAMDA DENKI CO., LTD.” Effective October 1, 2020) as the absorption-type split successor company (wholly-owned subsidiary).

In conjunction with this, the Company changed its name to “YAMADA HOLDINGS CO., LTD.” effective October 1, 2020 and transitioned to a holding-company structure.

(1)	Outline of corporate separation

•	Description of relevant businesses

Sales of consumer electronics and information electronics etc. and sales of home-related merchandise

a.	Business combination date

October 1, 2020

b.	Legal format of business combination

The transition was a spin-off absorption-type split in which the Company was the company subject to absorption-type split and wholly-owned subsidiary YAMDA DENKI CO., LTD. the absorption-type split successor company.

c.	Outline of other aspects of transaction

As the parent company, the holding company specializes in overall management and control, primarily management and supervision of operations, sustainable growth for the Group as a whole, and planning and formulation of business strategies for further development. The purpose of this structure is to enable further strengthening of group governance, and more quickly coordinate business, develop capital relationships, perform M&A and execute other business restructuring. Individual operating companies are able to concentrate on the execution of the businesses assigned to them under a new structure with clearly defined business responsibilities, for the purpose of improving the overall business efficiency of the Group and further increasing enterprise value.

(2)	Outline of accounting treatment performed

The transaction was treated as a transaction under common control based on the provisions of “Accounting Standards for Business Combinations” (Corporate Accounting Standard No. 21) and “Corporate Combination and Separation Accounting Standard Application Guidelines” (Corporate Accounting Standard Application Guideline No. 10).

(Conversion of subsidiaries to wholly-owned subsidiaries under simplified share swap)

(1)	Outline of transaction

•	Description of relevant businesses

Company name	CIC Corporation.	INVERSENET INC.	TES Co., Ltd.	IEMAMORI HOLDINGS CO., LTD.

Description of business	Ordinary and industrial waste treatment business, management of general recycling shops etc.	Collection and transportation of industrial waste, purchase and sale of used equipment etc.	Repair, maintenance and inspection of air-conditioning systems etc.	Inspection and maintenance services, relocation support services etc.

a.	Business combination date

February 25, 2021

b.	Legal format of business combination

Share swap

c.	Name of company after combination

There has been no change of name.

d.	Outline of other aspects of transaction

A meeting of the Board of Directors on January 18, 2021 resolved to execute a share swap (“Share Swap” below) in which the Company would be the swap full parent company and 4 subsidiaries, CIC Corporation., INVERSENET INC., TES Co., Ltd. and IEMAMORI HOLDINGS CO., LTD. (change of name to IEMAMORI CO., LTD. effective March 1, 2021) (the 4 companies referred to collectively as the “4 Target Companies” below), would be wholly owned subsidiary companies in share exchange, and as a result, share swap agreements were executed with each of the 4 Target Companies. The Share Swap was executed by the Company with an effective date of February 25, 2021 using simplified share swap procedures not requiring the approval of a General Meeting of Shareholders as set forth in Article 7962 of the Companies Act.

(2)	Outline of accounting treatment performed

The transaction was treated as a transaction with non-controlling shareholders under the procedures for transactions etc. under common control as set forth in “Accounting Standards for Business Combinations” (Corporate Accounting Standard No. 21) and “Corporate Combination and Separation Accounting Standard Application Guidelines” (Corporate Accounting Standard Application Guideline No. 10).

(3)	Matters related to additional acquisition of equity in subsidiaries

a.	Acquisition costs and breakdowns by type of countervalue

Acquisition countervalue (common stock)	634 million yen

Acquisition cost	634 million yen

b.	Classes of stock, swap ratios and number of shares delivered

	The Company (wholly owning l parent company in share exchange)	CIC Corporation. (wholly owned subsidiary company in share exchange)	INVERSENET INC. (wholly owned subsidiary company in share exchange)	TES Co., Ltd. (wholly owned subsidiary company in share exchange)	IEMAMORI HOLDINGS CO., LTD. (wholly owned subsidiary company in share exchange)
Share exchange ratio	1	2,854.76459	7.07481	464.51277	19.31204
Number of shares delivered as a result of share swap	1,353,766 shares of common stock

(Notes)

(*1)	However, no shares were allocated in the Share Swap for the stock in the 4 Target Companies owned by the Company.
(*2)	Shares in the Company’s treasury stock were allocated and delivered under the Share Swap, and no new stock was issued as a result of allocations under the Share Swap.

c.	Method of calculating share exchange ratios

To ensure fairness and rationality in the calculation of share exchange ratios, a third-party calculation institution independent of both the Company and the 4 Target Companies was commissioned to value the stock of the Target Companies, and that valuation used as basis for the calculation.

The calculation institution used the discounted cash flow method etc. to calculate the value of the common stock of the Target Companies.

As a Company Listed on the Tokyo Stock Exchange, the closing price on January 15, 2021, the business day prior to the convention of meetings of the boards of directors of the Company and the 4 Target Companies, was used as the value of the Company’s stock. No particular abnormalities were found in the formation of that shareprice.

(4)	Matters concerning changes in the Group’s equity as a result of transactions with non-controlling shareholders

a.	Causes of major changes in capital surplus

Additional acquisition of equity in subsidiaries

b.	Amount of increase in capital surplus as a result of transactions with non-controlling shareholders

234 million yen

(Reorganization of house building (formerly housing) segment)

A meeting of the Board of Directors convened on October 19, 2020 resolved to execute an absorption-type merger with an effective date of February 1, 2021 in which consolidated subsidiary YAMADA HOMES Co.,LTD. would be the acquisition and merger surviving company and consolidated subsidiary YAMADA Leohouse Co., Ltd. and non-consolidated subsidiary YAMADA REAL ESTATE CO., LTD. would be the acquisition and merger non-surviving companies.

(1)	Outline of transaction

•	Names and businesses of combined companies

Name of company surviving combination

YAMADA HOMES Co.,LTD.

Description of business

House building and other construction services

Names of companies not surviving combination

YAMADA Leohouse Co., Ltd.

YAMADA REAL ESTATE CO., LTD.

Description of business

House and other construction services (YAMADA Leohouse Co., Ltd.)

Real estate leasing services (YAMADA REAL ESTATE CO., LTD.)

a.	Business combination date

February 1, 2021

b.	Legal format of business combination

Absorption-type merger in which YAMADA HOMES Co.,LTD. is the surviving company and YAMADA Leohouse Co., Ltd. and YAMADA REAL ESTATE CO., LTD. are the non-surviving companies

c.	Name of company after combination

YAMADA HOMES Co.,LTD.

d.	Outline of other aspects of transaction

The transaction is a part of reorganization within the group to consolidate subsidiary expertise and business resources in the house building segment, further increase efficiency on the sales and operations sides, swiftly execute the Group’s “Total-Living (Kurashi-Marugoto)” strategy, implement SDGs and ESG initiatives and, as a result, improve enterprise value.

(2)	Outline of accounting treatment performed

The transaction was treated as a transaction under common control based on the provisions of “Accounting Standards for Business Combinations” (Corporate Accounting Standard No. 21) and “Corporate Combination and Separation Accounting Standard Application Guidelines” (Corporate Accounting Standard Application Guideline No. 10).

(Reorganization of the electronics (former consumer-electronics) segment)

A meeting of the Board of Directors convened on October 19, 2020 resolved to execute an absorption-type merger with an effective date of March 1, 2021 in which consolidated subsidiary YAMDA DENKI CO., LTD. would be the acquisition and merger surviving company and consolidated subsidiary Okinawa Yamada Denki Co., Ltd. would be acquisition and merger non-surviving company.

(1)	Outline of transaction

•	Names and businesses of combined companies

Name of company surviving combination

YAMDA DENKI CO., LTD.

Description of business

Sales of consumer electronics and information electronics etc. and sales of home-related merchandise

Names of companies not surviving combination

Okinawa Yamada Denki Co., Ltd.

Description of business

Sales of consumer electronics and information electronics etc. and sales of home-related merchandise

a.	Business combination date

March 1, 2021

b.	Legal format of business combination

Absorption-type merger with YAMDA DENKI CO., LTD. as the surviving company and Okinawa Yamada Denki Co., Ltd. as the non-surviving company

c.	Name of company after combination

YAMDA DENKI CO., LTD.

d.	Outline of other aspects of transaction

The transaction was executed as part of reorganization within the group to consolidate subsidiary expertise and business resources in the Electrical Business, further improve efficiency on the sales and operations sides, swiftly execute the Group’s “Total-Living (Kurashi-Marugoto)” strategy, implement SDGs and ESG initiatives and, as a result, improve enterprise value.

(2)	Outline of accounting treatment performed

The transaction was treated as a transaction under common control based on the provisions of “Accounting Standards for Business Combinations” (Corporate Accounting Standard No. 21) and “Corporate Combination and Separation Accounting Standard Application Guidelines” (Corporate Accounting Standard Application Guideline No. 10).

Financial Audit Report on Consolidated Financial Statements

Independent Auditor’s Report

May 14, 2021

To:Board of Directors of YAMADA HOLDINGS CO., LTD.

KPMG AZSA LLC

Kitakanto Office, Japan

Designated Limited Liability Partner	Certified Public Accountant	Naoya Miyaki	(seal)
Engagement Partner

Designated Limited Liability Partner	Certified Public Accountant	Tsutomu Fukushima	(seal)
Engagement Partner

Opinion

In accordance with the provisions of Article 444, paragraph (4) of the Companies Act of Japan, we have audited the accompanying consolidated financial statements of YAMADA HOLDINGS CO., LTD. (the “Company”), formerly known as YAMADA DENKI CO., LTD., for the consolidated fiscal year from April 1, 2020 to March 31, 2021, which comprise the consolidated balance sheets, the consolidated statements of income, the consolidated statements of changes in net assets and the notes to consolidated financial statements.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial condition and results of operations of the Company and its consolidated subsidiaries (collectively, the “Group”) as of, and for, the fiscal year presented in said consolidated financial statements in conformity with accounting principles generally accepted in Japan.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in Japan. Our responsibilities under those standards are further described in the “Auditor’s Responsibility for the Audit of the Consolidated Financial Statements” section in this report. We are independent of the Company and its consolidated subsidiaries in accordance with the ethical requirements for professional auditors established in Japan, and we have fulfilled other ethical responsibilities in accordance with those requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Responsibilities of Management and Corporate Auditors/Audit & Supervisory Board for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in Japan; this includes the design, implementation and maintenance of internal control as management determines is necessary to enable the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Group’s ability to continue as a going concern and disclosing, as applicable, matters related to going concern in accordance with accounting principles generally accepted in Japan.

Corporate auditors and the Audit & Supervisory Board are responsible for overseeing the directors’ performance of their duties including the design, implementation and maintenance of the Group’s financial reporting process.

Auditor’s Responsibility for the Audit of the Consolidated Financial Statements

Our responsibility is to express an independent opinion on these consolidated financial statements based on our audit. Our audit involves performing procedures to obtain reasonable assurance about whether these consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of our audit in accordance with auditing standards generally accepted in Japan, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks (the selection and application of those procedures depending on our judgment), and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion.

•

Obtain an understanding on internal control relevant to the audit in the course of making those risk assessments in order to design audit procedures that are appropriate in the circumstances, while the objective of the audit of the consolidated financial statements is not to express an opinion on the effectiveness of the Group’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•

Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Group’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to express a qualified opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Group to cease to continue as a going concern.

•

Evaluate whether the presentation and disclosure in the consolidated financial statements are in accordance with accounting principles generally accepted in Japan, and evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

•

Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Group to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the audit of the consolidated financial statements. We remain solely responsible for our audit opinion.

We report on corporate auditors and the Audit & Supervisory Board regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide corporate auditors and the Audit & Supervisory Board with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

Interest Required to be Disclosed

We do not have any interest in the Company and its consolidated subsidiaries that is required to be disclosed under the provisions of the Certified Public Accountants Act of Japan.

Audit & Supervisory Board’s Audit Report on Consolidated Financial Statements

Audit Report on Consolidated Financial Statements

Since the Audit & Supervisory Board audited the accompanying consolidated financial statements for the 44th fiscal year from April 1, 2020 to March 31, 2021 (which comprise the consolidated balance sheets, the consolidated statements of income, the consolidated statements of changes in net assets and the notes to consolidated financial statements) based on deliberations of the reports prepared by respective auditors, the Audit & Supervisory Board has prepared this audit report as follows.

1. Methods and contents of the audits by corporate auditors and the Audit & Supervisory Board

The Audit & Supervisory Board established audit policies and defined the duties assigned to respective corporate auditors, received reports on the progress of respective corporate auditors’ audits and their audit findings, gathered reports from directors, officers and the financial auditor on their execution of duties, and asked for their explanations where necessary.

In accordance with the audit policies established and the duties assigned by the Audit & Supervisory Board, each corporate auditor received reports on the consolidated financial statements from directors and employees and asked for their explanations where necessary. The corporate auditors monitored and verified whether the financial auditor maintained a stance of independence and implemented proper audits, while receiving reports from the financial auditor on their execution of duties and asking for their explanations where necessary. Since the corporate auditors were informed by the financial auditor that they have developed the systems for ensuring that the financial auditor’s duties are carried out properly (as listed in Article 131 of the Regulation on Corporate Accounting) in accordance with the Standard on Quality Control for Audits (Business Accounting Council, October 28, 2005) and other regulations applicable in Japan, the corporate auditors asked the financial auditor for necessary explanations. Using the methods explained above, the corporate auditors examined the consolidated financial statements for the fiscal year in question.

2. Audit conclusion

We have concluded that the audit procedures used and audit findings reported by the financial auditor, KPMG AZSA LLC, are appropriate.

May 17, 2021

Audit & Supervisory Board, YAMADA HOLDINGS CO., LTD.

Full-time Auditor	Makoto Igarashi	(seal)

Auditor	Jun Okamoto	(seal)

Auditor	Masamitsu Takahashi	(seal)

Auditor	Somuku Iimura	(seal)

Note:Auditor	Masamitsu Takahashi and Auditor Somuku Iimura are outside company auditors defined in Article 2, item (xvi) and Article 335, paragraph (3) of the Companies Act of Japan.

NON-CONSOLIDATED BALANCE SHEETS

As of March 31, 2021

(Millions of yen)
ASSETS
Current assets:
Cash and time deposits	7,513
Notes and accounts receivable	50,142
Merchandise inventories and finished goods	52
Raw materials and supplies	0
Short-term loans receivable from subsidiaries and affiliates	32,906
Prepaid expenses	3,165
Accounts receivable-other	15,792
Current portion of guarantee deposits	3,789
Other current assets	539
Allowance for doubtful accounts	(8,986)

Total current assets	104,915

Non-current assets:
Property and equipment:
Buildings	152,668
Structures	108
Machinery and equipment	0
Vehicles	9
Tools, furniture and fixtures	93
Land	173,184
Lease assets, net	4
Construction in progress	0

Total property and equipment, net	326,070

Intangible assets:
Leasehold right	30,889
Other assets	851

Total intangible assets	31,741

Investments and other assets:
Investment securities	2,558
Stocks of subsidiaries and affiliates	58,343
Long-term loans receivable from subsidiaries and affiliates	13,758
Long-term prepaid expenses	4,254
Deferred tax assets	20,434
Guarantee deposits	51,926
Other assets	1,150
Allowance for doubtful accounts	(1,184)

Total investments and other assets	151,240

Total non-current assets	509,052

Total assets	613,967

NON-CONSOLIDATED BALANCE SHEETS

As of March 31, 2021

(Millions of yen)
LIABILITIES AND NET ASSETS
LIABILITIES:
Current liabilities:
Accounts payable	76,354
Short-term loans payable	80,650
Current portion of long-term loans payable	47,272
Lease obligations	2
Accounts payable-other	4,089
Accrued expenses	260
Income taxes payable	10,572
Advances received	304
Provision for bonuses	493
Provision for directors’ bonuses	69
Other current liabilities	1,374

Total current liabilities	221,443

Long-term liabilities:
Long-term loans payable	109,541
Lease obligations	3
Provision for retirement benefits	25,953
Asset retirement obligations	29,534
Other long-term liabilities	4,182

Total long-term liabilities	169,215

Total liabilities	390,658

NET ASSETS:
Shareholders’ equity:
Common stock	71,077
Capital surplus	83,481
Legal capital surplus	70,995
Other capital surplus	12,485
Retained earnings	136,306
Legal retained earnings	312
Other retained earnings	135,994
General reserve	115,135
Retained earnings brought forward	20,859
Treasury stock, at cost	(68,882)

Total shareholders’ equity	221,982

Valuation and translation adjustments:	(225)
Valuation difference on available-for-sale securities, net of taxes	(225)

Subscription rights	1,551

Total net assets	223,308

Total liabilities and net assets	613,967

(Millions of yen with fractional amounts discarded, unless otherwise noted)

NON-CONSOLIDATED STATEMENTS OF INCOME

Fiscal year ended March 31, 2021

		(Millions of yen)
Operating revenue
Net sales	747,381
Management fee revenue	10,099
Real estate lease revenue	8,601
Dividend income	284	766,367
Operating expenses
Cost of sales	543,668
Cost of real estate lease revenue	7,032	550,700
Operating gross profit		215,666
Selling, general and administrative expenses		176,772

Operating profit		38,893

Non-operating income:
Interest income	874
Purchase discounts	2,666
Rent income	1,474
Sales of electric power	1,025
Other	2,700	8,740
Non-operating expenses:
Interest expenses	1,105
Foreign exchange losses	174
Rent expenses	1,409
Cost of sales of electric power	340
Other	514	3,544

Ordinary profit		44,089

Extraordinary income:
Gain on sales of non-current assets	43
Gain on reversal of asset retirement obligations	158
Penalty income	135
Gain on sale of shares of subsidiaries and associates	40	377
Extraordinary loss:
Loss on disposal of non-current assets	446
Impairment loss	11,073
Loss on cancellation of rental contracts	5,407
Other	1,312	18,240

Profit before income taxes		26,226
Income taxes-current		14,763
Income taxes-deferred		(5,544)

Profit		17,008

(Millions of yen with fractional amounts discarded, unless otherwise noted)

NON-CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS

Fiscal year ended March 31, 2021

	(Millions of yen)
	Shareholders’ equity
	Common stock	Capital surplus			Retained earnings				Treasury stock, at cost	Total share- holders’ equity
		Legal capital surplus	Other capital surplus	Total capital surplus	Legal retained earnings	Other retained earnings		Total retained earnings
						General reserve	Retained earnings brought forward
Balance at April 1, 2020	71,058	70,977	12,488	83,465	312	435,000	12,655	447,967	(38,170)	564,320
Changes of items during the period
Issuance of new shares	18	18		18						37
Cash dividends							(8,804)	(8,804)		(8,804)
Profit							17,008	17,008		17,008
Purchase of treasury stock									(31,955)	(31,955)
Disposal of treasury stock			(77)	(77)					609	532
Increase by share exchanges			74	74					634	709
Decrease by corporate division - split-off type						(319,864)		(319,864)		(319,864)
Other changes in the period, net
Total changes of items during the period	18	18	(2)	15	—	(319,864)	8,204	(311,660)	(30,711)	(342,337)
Balance at March 31, 2021	71,077	70,995	12,485	83,481	312	115,135	20,859	136,306	(68,882)	221,982

	Valuation and translation adjustments		Subscription rights	Total net assets
	Valuation difference on available-for-sale securities, net of taxes	Total valuation and translation adjustments
Balance at April 1, 2020	(655)	(655)	1,844	565,509
Changes of items during the period
Issuance of new shares				37
Cash dividends				(8,804)
Profit				17,008
Purchase of treasury stock				(31,955)
Disposal of treasury stock				532

Increase by share exchanges				709
Decrease by corporate division—split-off type				(319,864)
Other changes in the period, net	430	430	(293)	136
Total changes of items during the period	430	430	(293)	(342,200)
Balance at March 31, 2021	(225)	(225)	1,551	223,308

(Millions of yen with fractional amounts discarded, unless otherwise noted)

Notes to specific items

1.	Matters related to important accounting policies

(1)	Asset valuation standards and valuation methods

a.	The cost method based on a moving average is used for equity in subsidiaries and equity in affiliates.

b.	Available-for-sale securities

Securities with market values

The market valuation based on market prices etc. is used, based on market prices etc. on the last day of the term. (Valuation variances are treated by direct allocation in full to net assets; cost of sale is calculated using a moving average)

Securities without market values

Valuation is made using the cost method based on a moving average.

Investments in investment limited partnerships and similar partnerships (instruments deemed securities under Article 2.2 of the Financial Instruments and Exchange Act) are valued on the basis of the most recent available final accounts according to the settlement reporting date stipulated in the partnership agreement, and incorporated using a net amount equivalent to equity.

c.	Derivatives

Valuation is made using market valuation based on market prices etc.

d.	Inventory valuation standards and methods

The Company primarily uses the cost method based on a moving average (balance sheet values are calculated by marking down book value based on declines in profitability).

(2)	Non-current asset depreciation method

a.	Tangible non-current assets

(Including leasing real estate but excluding lease assets)

Valuation is made using the straight-line method.

However, depreciable assets with acquisition prices of 100,000 yen or more and less than 200,000 yen are depreciated using straight-line amortization over a period of 3 years.

b.	Intangible non-current assets

Software for company use

The straight-line method is used based on internal usable life (5 years).

Other intangible non-current assets

Valuation is made using the straight-line method.

c.	Lease assets

The straight-line method is used, deeming the leasing period as the useful life and assuming a residual value of zero.

d.	Long-term prepaid expenses

Valuation is made using the straight-line method.

(3)	Reserve posting standards

a.	Allowance for doubtful accounts

To prepare for losses on credit defaults, the Company posts the expected uncollectible amount calculated using the historical default rate for ordinary credits and adjusted to reflect the individual collectibility of credits to doubtful accounts and other specific credits.

b.	Provision for bonuses

To prepare for the payment of employee bonuses, the Company posts the amount borne during this business year within the expected bonus payment.

c.	Provision for directors’ bonuses

To prepare for the payment of director bonuses, the Company posts the amount borne during this business year within the expected bonus payment.

d.	Provision for retirement benefits

To prepare for employee retirement benefits, the Company posts the amount found by deducting pension assets from retirement benefit obligations based on expected amounts at the end of this business year.

Past service costs are expensed at the time amounts are generated when allocated using the straight-line method over a predetermined number of years (5 years) within the employee average remaining term of employment at the time of generation each business year.

Variances in actuarial calculations are expensed the next business year in the amount found by allocating using the straight-line method over a predetermined number of years (5 years) within the employee average remaining term of employment at the time of generation each business year.

(4)	Major hedge accounting methods

a.	Hedge accounting methods

Exceptional treatment is used for interest-rate swaps satisfying hedge accounting requirements.

b.	Hedging instruments and hedged assets

Hedging instrument

Derivatives trading (interest swap transaction)

Hedged asset

Long-term loans payable

c.	Hedging guidelines

The Company engages in derivatives transactions only for the purpose of hedging the risks for assets and liabilities exposed to interest rate market fluctuation risks.

d.	Method of evaluating hedge effectiveness

Evaluations of effectiveness are omitted because of exceptional treatment.

(5)	Other matters concerning the basis for preparation of financial statements

a.	Accounting treatment for retirement benefits

The treatment in the financial statements of variance in calculation of unrecognized actuarial gain or loss and unrecognized past service costs on the balance sheet differs from the treatment in the consolidated financial statements. On the individual balance sheet, the amount of retirement benefits obligation adjusted for variance in calculation of unrecognized actuarial gain or loss and unrecognized past service costs is posted to the provision for retirement benefits.

b.	Accounting treatment for consumption tax etc.

The tax-excluded method is used.

2.	Notes on changes to presentation methods

(Application of the Accounting Standard for Disclosure of Accounting Estimates)

The Company applies the Accounting Standard for Disclosure of Accounting Estimates (Corporate Accounting Standard No. 31, March 31, 2020) beginning this business year.

(Changes in presentation resulting from the transaction to a holding-company structure)

The Company moved to a holding-company structure on October 1, 2020. Up to the previous business year, the Company presented sales, cost of sales and gross profit on the statements of income. In conjunction with the transition to a holding-company structure, beginning this business year this presentation will change to operating revenue, operating expenses and operating gross profit. In the presentation of operating revenue after the transition to the holding-company structure, management fee revenue, real estate lease revenue and dividends from affiliates are independently presented; in the presentation of operating expenses, real estate leasing costs are independently presented.

3.	Notes on accounting estimates

(Important accounting estimates)

Accounting estimates are calculated as reasonable amounts based on the information available at the time financial statements are prepared. Among the amounts posted to the financial statements for this business year based on accounting estimates, the following items have the risk of exerting material impact on the next business year’s financial statements.

Decisions to recognize or not recognize impairment losses on tangible non-current assets

(1)	Amount posted to this year’s financial statements

The balance sheet for this business year posts 326,070 million yen in tangible non-current assets for the Electrical Business, equivalent to 53.1% of gross assets. As described in 12. Other notes (Impairment loss), the amount of 11,073 million yen is posted to the statements of income (impairment loss), representing the full amount for the Electrical Business.

(2)	Other information that will contribute to the understanding of accounting estimates by users of financial statements

Same as the descriptions found in “Notes to the Consolidated Financial Statements 3. Notes on accounting estimates (important accounting estimates) (2))” for the consolidated financial statements.

4.	Notes concerning balance sheets

(1)	Accumulated depreciation of tangible non-current assets 87,896 million yen

(2)

For buildings, a reduction entry of 1 million yen was made because of the acceptance of the Business Expense Subsidy to Encourage the Location of Companies in Areas Remote from Electric Power Sources etc. in past years.

(3)	Below are the credits etc. liquidated using self-settled trusts.

Current portion of guarantee deposits	3,480 million yen
Guarantee deposits	18,828 million yen

Liquidated credits etc. are treated as financial transactions with the following corresponding obligations.

Current portion of long-term loans payable	3,272 million yen
Long-term loans payable	18,041 million yen

(4)	Contingent liabilities

a.	The Company has transferred 10,063 million yen in accounts receivable-trade credits against credit companies.

b.	The Company provides joint guarantees for the obligations of the following subsidiaries to their suppliers.

Yamada Trading Co., Ltd.	429 million yen

(5)	Commitment line (loan facilities) agreements

The Company has executed commitment line agreements with 7 correspondent financial institutions to efficiently raise working capital. Below are the balances of unexecuted loans at the end of this business year for these agreements.

Total lending ceiling	50,000 million yen
Balance of executed loans	- million yen

Difference	50,000 million yen

(6)	Monetary credits and obligations to affiliates are as shown below.

a. Short-term monetary credits	50,405 million yen
b. Long-term monetary credits	666 million yen
c. Short-term monetary obligations	47,272 million yen
d.Long-term monetary obligations	84 million yen

5.	Notes concerning statements of income

Balance of transactions with affiliates

a. Operating revenue	712,237 million yen
b. Operating expenses	17,854 million yen
c. Others	3,042 million yen
d. Balance of non-operating transactions	1,229 million yen

6.	Notes concerning non-consolidated statements of changes in net assets

Matters concerning the number of treasury shares

Class	Number of shares at the beginning of this business year	Increase in number of shares this business year	Decrease in number of shares this business year	Number of shares at the end of this business year
Common stock	86,038 thousand shares	63,485 thousand shares	2,652 thousand shares	146,871 thousand shares

(Notes)

The increase in the number of treasury shares consists of an increase of 23,481 thousand shares obtained as treasury shares pursuant to a resolution of the Board of Directors, an increase of 40,000 thousand shares as a result of off-auction purchase of treasury shares (ToSTNeT-3), purchase of 4 thousand shares in fractional shares, and purchase of 0 thousand shares as a result of demands for purchase of shares by opposing shareholders. The decline in the number of treasury shares consists of a decline of 1,353 thousand shares as a result of share swaps, a decline of 1,299 thousand shares as a result of exercise of subscription rights, and purchase of 0 thousand fractional shares.

7.	Notes concerning tax effect accounting

Breakdown of deferred tax assets and deferred tax liabilities by primary causes
Deferred tax assets
Impairment loss	3,501
Appraisal loss on investment securities	471	million yen
Valuation losses on affiliate equity	16,387	million yen
Amount in excess of the ceiling for allocation of losses to the allowance for doubtful accounts	3,098	million yen
Provision for bonuses	150	million yen
Provision for retirement benefits	7,905	million yen
Asset retirement obligation	8,996	million yen
Others	3,928	million yen

Deferred tax assets subtotal	44,438	million yen

Valuation allowance	(17,921)	million yen

Total deferred tax assets	26,517	million yen

Deferred tax liability
Retirement costs for asset retirement obligations	(5,333)	million yen
Variation in valuation of assets accepted as a result of mergers	(741)	million yen
Others	(8)	million yen

Deferred tax liability total	(6,083)	million yen

Net deferred tax assets (liabilities)	20,434	million yen

8.	Notes concerning transactions with related parties

(1)	Subsidiaries and affiliates etc.

Category	Name of company etc.	Address	Capital or investment (million yen)	Business or profession	Percentage voting rights etc. owned by the Company (or in the Company owned by the other party) (%)	Relationship with related parties	Description of transaction	Transaction amount (million yen)	Title	Term-end balance (million yen)
Subsidiary	YAMADA DENKI (CHINA) CO., LTD.	Beijing, China	thousand dollars 116,500	Investment and wholesaling	(Owned by the Company) Direct 100.00	Loans of funds	Underwriting of capital increase (Notes) 1	9,434	—	—
Subsidiary	YAMDA DENKI CO., LTD.	Takasaki City, Gunma	100	Sale of consumer electronics and information electronics etc.	(Owned by the Company) Direct 100.00	Concurrent service as director (9)	Merchandise supply (Notes) 2	476,592	Accounts receivable	37,827
							Borrowing of funds (Notes) 3	120,000	Short-term loans payable	40,000
Subsidiary	YAMADA HOMES Co.,LTD.	Takasaki City, Gunma	100	Subcontracting, design, execution and supervision of construction works	(Owned by the Company) Indirect 100.00	Concurrent service as director (1)	Loans of funds (Notes) 4	1,000	Short-term loans receivable	8,400
									Current portion of long-term loans receivable	250
									Long-term loans receivable	7,250
Subsidiary	YAMADA FINANCE SERVICE Co., Ltd.	Takasaki City, Gunma	500	Lending and intermediation of home loans	(Owned by the Company) Direct 100.00	Concurrent service as director (3)	Loans of funds (Notes) 4	59,800	Short-term loans receivable	10,112

Transactional terms and conditions or guidelines etc. for the determination of transactional terms and conditions

(Notes)

•	These are investments in kind of loans etc. in the form of debt equity swaps.

•	Supplied merchandise is sold at the Company’s purchasing price. Amounts are offset against cost of sales on the statements of income because there is no inventory risk for the Company.

•	Interest on borrowings of funds is determined rationally on the basis of market interest rates.

•	Interest on loans of funds is determined rationally on the basis of the subsidiary’s financial position and market interest rates.

•	Transaction amounts do not include consumption tax etc.

(2)	Directors and individual major shareholders etc.

Category	Name of company etc.	Address	Capital or investment (million yen)	Business or profession	Percentage voting rights etc. owned by the Company (or in the Company owned by the other party) (%)	Relationship with related parties	Description of transaction	Transaction amount (million yen)	Title	Term-end balance (million yen)
Companies in which directors or their family members own a majority of voting rights on their own accounts (including subsidiaries of the company)	Tecc Planning Co., Ltd.	Takasaki City, Gunma	53	Real estate transactions	(owned by the other party) Direct 7.98 Company in which 100% is directly owned by Representative Director and Chairperson Noboru Yamada and family members	Leasing of stores and employee housing etc., purchase of real estate and deposit of guarantee money Concurrent service as director (2)	Payment of rent and deposit of guarantee money (Notes) 1	978	Prepaid expenses (Prepaid rent)	88
									Current portion of guarantee deposits	138
									Guarantee deposits	1,879

Transactional terms and conditions or guidelines etc. for the determination of transactional terms and conditions

(Notes)

•	Payments of rent and deposits of guarantee money are determined with reference to nearby similar transactions.

•	Transaction amounts do not include consumption tax etc.

9.	Notes concerning per-share information

(1) Net assets per share	270.53 yen
(2) Net profit per share	20.63 yen

10.	Notes concerning material subsequent events

Not applicable.

11.	Notes concerning companies subject to application of consolidated dividend restrictions

Not applicable.

12.	Other notes

(Impairment loss)

Impairment losses were posted for the following assets this business year.

Location	Use	Category
Tokyo, others	Storefronts, business assets	Buildings, structures, machinery and equipment, tools, equipment and fixtures, land, lease assets, leasehold rights, long-term prepaid expenses
Yamagata, others	Subleased storefront	Building, structure
—	Others	Other intangible non-current assets

The Company primarily uses the store as the basic, minimum unit producing cash flow, and for subleased storefronts, leasing assets and idle assets, groups assets in property units. Goodwill included in intangible non-current assets is grouped on the basis of management accounting business categories. For store assets, idle assets, subleasing assets and leasing assets for which sales activities produce ongoing losses and there is determined to be low potential for collection in full of the book value of non-current assets in the asset group, the book value of the asset group is marked down to the recoverable value and the amount of markdown is posted to extraordinary loss as impairment loss (11,073 million yen) (note that the full value is impairment loss for the Electrical Business). The breakdown is “buildings” 4,882 million yen, “structures” 397 million yen, “machinery and equipment” 41 million yen, “tools, equipment and fixtures” 2,734 million yen, “land” 2,548 million yen, “lease assets” 107 million yen, “leasehold rights” 113 million yen, “other intangible non-current assets” 167 million yen, and “long-term prepaid expenses” 81 million yen. The recoverable value of the asset group is measured using value in use and net proceeds from sale, and valued on the basis of tax valuation etc. of non-current assets. For lease assets, intangible non-current assets and long-term prepaid expenses, net proceeds from sale are valued at zero.

(Business combinations etc.)

Business combinations resulting from acquisition

(Conversion of Leohouse Co., Ltd. to a consolidated subsidiary as a result of acquisition of stock)

As described in “10. Other notes” of the Notes to the Consolidated Financial Statements.

(Conversion of Hinokiya Group Co., Ltd. to a consolidated subsidiary as a result of acquisition of stock)

As described in “10. Other notes” of the Notes to the Consolidated Financial Statements.

Transactions etc. under common control

(Additional acquisition of equity in YAMADA DENKI (CHINA) CO., LTD.)

(1)	Outline of transaction

a.	Name and business of target company

Name of company:

YAMADA DENKI (CHINA) CO., LTD.

Description of business:

Investment and wholesaling

b.	Business combination date

July 17, 2020

c.	Legal format of business combination

Acquisition of stock through investment in kind (debt-equity swap)

d.	Name of company after combination

There has been no change of name.

e.	Other matters concerning the transaction

The target company will make a capital increase using the investment in kind of cash credits of the Company for the purpose of improving the target company’s financial health. Note that the target company is already a wholly owned consolidated subsidiary, and there is no change in the equity ratio as a result of the investment.

(2)	Outline of accounting treatment performed

The transaction was treated as a transaction under common control based on the provisions of “Accounting Standards for Business Combinations” (Corporate Accounting Standard No. 21) and “Corporate Combination and Separation Accounting Standard Application Guidelines” (Corporate Accounting Standard Application Guideline No. 10).

(3)	Matters related to additional acquisition of equity in subsidiaries

Acquisition cost and breakdown

Acquisition countervalue	Total face value of credits included in investment in kind	9,434 million yen
	Allowance for doubtful accounts etc. for credits included investment in kind	9,434 million yen
Acquisition cost		- million yen

(Transition to holding-company structure as a result of corporate separation)

As described in “10. Other notes” of the Notes to the Consolidated Financial Statements.

(Conversion of subsidiaries to wholly-owned subsidiaries under simplified share swap)

As described in “10. Other notes” of the Notes to the Consolidated Financial Statements.

(Securities)

(1)	Equity in subsidiaries and equity in affiliates

Category	Amount posted to balance sheet (million yen)	Market value (million yen)	Variance (million yen)
Equity in subsidiaries	17,185	23,665	6,479

(Notes)

Amount posted to the balance sheet for equity in subsidiaries and equity in affiliates for which it is deemed extremely difficult to ascertain market values

Category	Amount posted to balance sheet (million yen)
Equity in subsidiaries	41,108
Equity in affiliates	49

(2)	Securities subject to impairment treatment

During this business year, impairment treatment was performed for 568 million yen in affiliate equity.

For affiliate equity, collectibility is investigated on the basis of the financial situation of the issuer, and the amount deemed uncollectible is subject to impairment treatment.

Financial Audit Report on Parent Company Financial Statements

Independent Auditor’s Report

May 14, 2021

To: Board of Directors of YAMADA HOLDINGS CO., LTD.

KPMG AZSA LLC Kitakanto Office, Japan

Designated Limited Liability Partner Engagement Partner	Certified Public Accountant	Naoya Miyaki	(seal)

Designated Limited Liability Partner Engagement Partner	Certified Public Accountant	Tsutomu Fukushima	(seal)

Opinion

In accordance with the provisions of Article 436, paragraph (2), item (i) of the Companies Act of Japan, we have audited the accompanying financial statements of YAMADA HOLDINGS CO., LTD. (the “Company”), formerly known as YAMADA DENKI CO., LTD., for the 44th fiscal year from April 1, 2020 to March 31, 2021, which comprise the balance sheet, the statement of income, the statement of changes in net assets, the notes to financial statements and their annexed detailed statements (collectively, the “Financial Statements”) accompanying financial statements of YAMADA HOLDINGS CO., LTD. (the “Company”), formerly known as YAMADA DENKI CO., LTD., for the 44th fiscal year from April 1, 2020 to March 31, 2021, which comprise the balance sheet, the statement of income, the statement of changes in net assets, the notes to financial statements and their annexed detailed statements (collectively, the “Financial Statements and Related Documents”).

In our opinion, the Financial Statements and Related Documents referred to above present fairly, in all material respects, the Company’s financial condition as of the end of the fiscal year in question and its results of operations for the year then ended in conformity with accounting principles generally accepted in Japan.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in Japan. Our responsibilities under those standards are further described in the “Auditor’s Responsibility for the Audit of the Financial Statements and Related Documents” section in this report. We are independent of the Company in accordance with the ethical requirements for professional auditors established in Japan, and we have fulfilled other ethical responsibilities in accordance with those requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion

Responsibilities of Management and Corporate Auditors/Audit & Supervisory Board for the Financial Statements and Related Documents

Management is responsible for the preparation and fair presentation of the Financial Statements and Related Documents in accordance with accounting principles generally accepted in Japan; this includes the design, implementation and maintenance of internal control as management determines is necessary to enable the preparation and fair presentation of the Financial Statements and Related Documents that are free from material misstatement, whether due to fraud or error.

In preparing the Financial Statements and Related Documents, management is responsible for assessing the Company’s ability to continue as a going concern and disclosing, as applicable, matters related to going concern in accordance with accounting principles generally accepted in Japan.

Corporate auditors and the Audit & Supervisory Board are responsible for overseeing the directors’ performance of their duties including the design, implementation and maintenance of the Company’s financial reporting process.

Auditor’s Responsibility for the Audit of the Financial Statements and Related Documents

Our responsibility is to express an independent opinion on the Financial Statements and Related Documents based on our audit. Our audit involves performing procedures to obtain reasonable assurance about whether the Financial Statements and Related Documents as a whole are free from material misstatement, whether due to fraud or error. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of the Financial Statements and Related Documents.

As part of our audit in accordance with auditing standards generally accepted in Japan, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks (the selection and application of those procedures depending on our judgment), and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion.

•

Obtain an understanding on internal control relevant to the audit in the course of making those risk assessments in order to design audit procedures that are appropriate in the circumstances, while the objective of the audit of the Financial Statements and Related Documents is not to express an opinion on the effectiveness of the Company’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•

Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the Financial Statements and Related Documents or, if such disclosures are inadequate, to express a qualified opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Company to cease to continue as a going concern.

•

Evaluate whether the presentation and disclosure in the Financial Statements and Related Documents are in accordance with accounting principles generally accepted in Japan, and evaluate the overall presentation, structure and content of the Financial Statements and Related Documents, including the disclosures, and whether the Financial Statements and Related Documents represent the underlying transactions and events in a manner that achieves fair presentation.

We communicate with corporate auditors and the Audit & Supervisory Board regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide corporate auditors and the Audit & Supervisory Board with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

Interest Required to be Disclosed

We do not have any interest in the Company that is required to be disclosed under the provisions of the Certified Public Accountants Act of Japan.

Audit & Supervisory Board’s Audit Report

Audit Report

Since the Audit & Supervisory Board audited the directors’ execution of duties during the 44th fiscal year from April 1, 2020 to March 31, 2021 based on deliberations of the reports prepared by respective auditors, the Audit & Supervisory Board has prepared this audit report as follows.

1.	Methods and contents of the audits by corporate auditors and the Audit & Supervisory Board

(1)

The Audit & Supervisory Board established audit policies and defined the duties assigned to respective corporate auditors, received reports on the progress of respective corporate auditors’ audits and their audit findings, gathered reports from directors, officers and the financial auditor on their execution of duties, and asked for their explanations where necessary.

(2)

In accordance with the standards for audits by corporate auditors established by the Audit & Supervisory Board, as well as with the audit policies established and the duties assigned by the Audit & Supervisory Board, each corporate auditor communicated with directors, internal auditors and other employees, endeavored to gather information and to develop auditing environments, and conducted audits in the following ways.

(i)

The auditors attended the board of directors’ meetings and other important meetings, received reports on the execution of duties from the Company’s directors and employees, asked for their explanations where necessary, inspected important decision-making documents, and investigated business and financial conditions at the head office and other major offices of the Company. Regarding the Company’s subsidiaries, the auditors communicated with their directors, officers, corporate auditors and other members, endeavored to share information with them, and received reports on the subsidiaries’ business operations where necessary.

(ii)

The Company is required to develop systems set forth in Article 100, paragraphs (1) and (3) of the Regulation for Enforcement of the Companies Act of Japan, i.e., the systems necessary for ensuring that the directors’ execution of duties conform to applicable laws and the articles of incorporation and other systems necessary for ensuring the properness of business activities by a group consisting of a stock company and its subsidiaries. To verify the contents of the board of directors’ resolutions concerning the development of such systems as well as the status of the systems actually developed by the Company based on such resolutions (internal controls systems), the auditors received reports on the development and operation of those systems from the Company’s directors and employees on a regular basis, while asking for their explanations and expressing opinions where necessary.

(iii)

The corporate auditors monitored and verified whether the financial auditor maintained a stance of independence and implemented proper audits, while receiving reports from the financial auditor on their execution of duties and asking for their explanations where necessary. Since the corporate auditors were informed by the financial auditor that they have developed the systems for ensuring that the financial auditor’s duties are carried out properly (as listed in Article 131 of the Regulation on Corporate Accounting) in accordance with the Standard on Quality Control for Audits (Business Accounting Council, October 28, 2005) and other regulations applicable in Japan, the corporate auditors asked the financial auditor for necessary explanations.

Using the methods explained above, the corporate auditors examined the business report and its annexed detailed statements and the financial statements (the balance sheet, the statement of income, the statement of changes in net assets, and the notes to financial statements) and their annexed detailed statements for the fiscal year in question.

2.	Audit conclusion

(1)	Business report and its annexed detailed statements

(i)	We have concluded that the business report and its annexed detailed statements accurately represent the status of the Company in accordance with applicable laws and the articles of incorporation.

(ii)	No misconduct or material facts in violation of applicable laws or the articles of incorporation were found in relation to the directors’ execution of their duties.

(iii)

We have determined that the contents of the board of directors’ resolutions concerning the internal control systems are appropriate. Matters of concern that should be pointed out were not found in the descriptions about such internal controls systems in the business report and in the directors’ execution of their duties.

(2)	Financial statements and their annexed detailed statements

We have concluded that the audit procedures used and audit findings reported by the financial auditor, KPMG AZSA LLC, are appropriate.

May 17, 2021

Audit & Supervisory Board, YAMADA HOLDINGS CO., LTD.

Full-time Auditor	Makoto Igarashi	(seal)

Auditor	Jun Okamoto	(seal)

Auditor	Masamitsu Takahashi	(seal)

Auditor	Somuku Iimura	(seal)

Note: Auditor Masamitsu Takahashi and Auditor Somuku Iimura are outside company auditors defined in Article 2, item (xvi) and Article 335, paragraph (3) of the Companies Act of Japan.